   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1996

                                                      REGISTRATION NO. 333-3364
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  -----------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  -----------

                                CYCLE-SAT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  -----------

          IOWA                      7319                    42-1246889
    (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)                NUMBER)

                            119 JOHN K. HANSON DR.,
                         FOREST CITY, IOWA 50436-0309
                                (515) 582-6999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  -----------

                               LOREN A. SWENSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CYCLE-SAT, INC.
                            119 JOHN K. HANSON DR.
                         FOREST CITY, IOWA 50436-0309
                                (515) 582-6999
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

          JAMES M. ASH, ESQ.                    LEONARD J. BAXT, ESQ.
   BLACKWELL SANDERS MATHENY WEARY &           DOW, LOHNES & ALBERTSON
             LOMBARDI L.C.                  1200 NEW HAMPSHIRE AVE., N.W.
          TWO PERSHING SQUARE                         SUITE 800
     2300 MAIN STREET, SUITE 1100            WASHINGTON, D.C. 20036-6802
      KANSAS CITY, MISSOURI 64108                  (202) 776-2000
            (816) 274-6800

                                  -----------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

                                  -----------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                CYCLE-SAT, INC.

                        4,312,500 SHARES OF COMMON STOCK

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

      FORM S-1 ITEM AND CAPTION                    PROSPECTUS CAPTION
      -------------------------                    ------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus.....   Outside Front Cover Page
  2. Inside Front and Outside Back
      Cover Pages of Prospectus....   Inside Front and Outside Back Cover Pages
  3. Summary Information, Risk
      Factors and Ratio of Earnings
      to Fixed Charges.............   Prospectus Summary; Risk Factors
  4. Use of Proceeds...............   Prospectus Summary; Use of Proceeds
  5. Determination of Offering
      Price........................   Outside Front Cover Page; Underwriting
  6. Dilution......................   Dilution
  7. Selling Security Holders......   Outside Front Cover Page; Principal and
                                       Selling Shareholders; Underwriting
  8. Plan of Distribution..........   Outside and Inside Front Cover Pages;
                                       Prospectus Summary; Underwriting
  9. Description of Securities to
      Be Registered................   Description of Capital Stock
 10. Interests of Named Experts and
      Counsel......................   *
 11. Information with Respect to
      the Registrant...............   Outside and Inside Front Cover Pages;
                                       Prospectus Summary; Risk Factors; The
                                       Company; Use of Proceeds; Dividend Policy;
                                       Capitalization; Dilution; Pro Forma
                                       Statement of Operations; Selected
                                       Financial and Operating Data; Management's
                                       Discussion and Analysis of Financial
                                       Condition and Results of Operations; The
                                       Industry; Business; Management; Certain
                                       Transactions; Principal and Selling
                                       Shareholders; Description of Capital
                                       Stock; Shares Eligible for Future Sale;
                                       Underwriting; Financial Statements;
                                       Outside Back Cover Page
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................   *

- --------
   *Item is omitted from the Prospectus because it is not applicable or the answer is negative.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                3,750,000 Shares           SUBJECT TO COMPLETION

                                                               MAY 29, 1996

                                      LOGO
                                CYCLE:SAT, INC.

                                  Common Stock

                                   --------

  Of the 3,750,000 shares of Common Stock offered hereby, 3,000,000 shares are being offered by Cycle:Sat, Inc. ("Cycle:Sat" or the "Company") and 750,000 shares are being offered by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for the factors considered in determining the initial offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CYCN."

                                   --------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                       FACTORS" BEGINNING ON PAGE 7.

                                   --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                       PRICE       UNDERWRITING     PROCEEDS      PROCEEDS TO
                                         TO       DISCOUNTS AND        TO           SELLING
                                       PUBLIC      COMMISSIONS     COMPANY(1)   SHAREHOLDERS(1)
- -----------------------------------------------------------------------------------------------
Per Share........................     $              $              $              $
- -----------------------------------------------------------------------------------------------
Total(2).........................    $              $              $              $
- -----------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Before deducting expenses of the offering estimated at $900,000, of which $720,000 will be paid by the Company and $180,000 will be paid by the
    Selling Shareholders.
(2) The Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 562,500 additional shares of Common Stock, solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to
    Selling Shareholders will be $        , $        , $        and $       ,
    respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
           , 1996.

Alex. Brown & Sons                                    Wheat First Butcher Singer
  INCORPORATED

                 THE DATE OF THIS PROSPECTUS IS          , 1996
d Cycle:Sat's patented point-to-
multi-point satellite delivery
network uses a long-term leased
satellite transponder to reach the
Company's Cyclecyphers in over 550
television stations throughout the
United States.

The Company's satellite network and
Memphis facility create a cost-
effective, highly reliable delivery
system. g

The Memphis tape duplication facility
extends the Company's deadline for
next-day deliveries. f




                                 ------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DIS-CONTINUED AT ANY TIME.

                                 ------------

  The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Cycle:Sat, Inc. ("Cycle:Sat" or the "Company") distributes broadcast quality advertising to television stations, cable television systems and radio stations nationwide. The Company believes that it is the leading provider of national spot television advertising distribution services for advertisers and their agencies on both a dollar and unit volume basis and that it is one of the leading distributors of national spot radio advertising. The Company distributes advertising for significant national accounts such as Anheuser-Busch, AT&T, Chevrolet, Procter & Gamble and Twentieth Century Fox.

  The Company operates a point-to-multi-point communications network delivering video, audio and data transmissions using a patented satellite distribution network, a fiber optic network linking Company facilities, and multiple-format video and audio tape duplication facilities combined with air and ground courier services. The Company's delivery network and facilities are designed to cost-effectively serve the time-sensitive distribution needs of the advertising industry and provide the platform for offering additional distribution services.

  Founded in 1985, the Company was the first in the advertising services industry to deploy an automated satellite-based delivery network to television stations nationwide. The Company's network includes a full-time, long-term leased satellite transponder, uplink facilities located strategically across the United States, an earth station and network operations center in Forest City, Iowa, an earth station and tape duplication center in Memphis, Tennessee, and the Company's proprietary Cyclecypher satellite receivers, which are leased for a nominal amount to approximately 550 television stations throughout the United States. The Company believes there are approximately 750 television stations that receive more than 90% of all national spot television advertising deliveries. The Company's installed base of Cyclecypher receivers includes approximately 65% of these stations.

  Cycle:Sat is converting its analog satellite network to a digital network to provide enhanced services to its existing customers and to offer new services in additional markets. The digital conversion will quadruple transmission capacity, provide state-of-the-art video quality, allow increased television station penetration, permit additional satellite network downlinks and, with the addition of file servers linked to the Company's Cyclecyphers, further accelerate delivery time. The Company believes that the anticipated completion of its conversion in early calendar year 1997 to an operational, large-scale, fully-digital satellite communications network will continue the Company's leading technology position in the industry. The digital conversion will provide the opportunity to use a single satellite transponder for simultaneous delivery of multiple broadcast quality signals and will substantially reduce the Company's installation and equipment cost of adding downlinks to new network participants.

  To offer a complete delivery solution for its customers and to access television stations not linked to its satellite network, the Company operates what it believes is the largest broadcast video tape duplication facility in the industry, located near the Memphis hub of Federal Express Corp. ("FedEx"). Overnight satellite delivery and the Memphis location extend the Company's deadline for next-day delivery of time-sensitive television commercials, a service advantage available to the Company over many of its competitors. The low variable cost of satellite delivery and the economies of scale at the Memphis duplication facility also provide Cycle:Sat a significant cost advantage. The Company offers complementary services to its advertiser and agency customers, including in-house post-production services, video and audio master archiving and warehousing, and distribution of advertising promotional material. In addition, the Company's Satellite Shuttle service provides delivery of broadcast quality video and audio content between most major U.S. cities in under two hours. The Company's Memphis facility is also used for radio advertising duplication and distribution services.

  In March 1995, the Company acquired the Tape Film Industries division ("TFI") of MPO Videotronics, Inc. ("MPO"). This acquisition increased the Company's delivery volume and diversified its customer base, while also expanding its services to include computerized archiving, warehousing and rapid delivery of video advertising materials, and the distribution of printed advertising and other promotional materials. Cycle:Sat will continue to evaluate strategic acquisition opportunities to increase its market share and economies of scale. The Company may also enter into strategic relationships to develop new network delivery service opportunities.

  According to the Television Bureau of Advertising, 1994 television advertising expenditures totaled $34.2 billion, including the national network, national spot, local market, national syndication and cable advertising segments. National spot advertising is commercial air time sold by a television or radio station or cable system to advertisers located outside of its local market. The national spot television advertising market, totaling $9.0 billion in 1994, is currently the most important source of Cycle:Sat revenues. Radio advertising expenditures in 1994 totaled $10.5 billion, of which $1.9 billion represented the national spot advertising segment. The Company estimates that the delivery services market associated with national spot television, cable and radio advertising is in excess of $125 million annually.

  The Company's business strategy is (i) to continue to provide industry leading satellite delivery technology, (ii) to continue its market leading position in the delivery of national spot television advertising, (iii) to increase its installed network of television stations, (iv) to expand its delivery volume of syndicated and other programming, (v) to maintain its low cost position, and (vi) to continue its tradition of providing superior customer service. Through this strategy, the Company anticipates continued market share gains in television and radio spot advertising distribution coupled with new revenue opportunities resulting from conversion of its satellite network to a digital format.

  The conversion to a digital format will allow the expansion of the Company's business into syndicated and other programming delivery services, a market the Company estimates to be $125 million annually. Other new revenue opportunities include management of private video, voice and data communication networks, and growth of the Company's satellite network to include radio stations and large local cable system operators. In several of its identified new market segments, the Company believes that a leading market share position is available due to the fragmented nature of those markets.

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 7.

                                  THE OFFERING

Common Stock offered by the Company.... 3,000,000 shares
Common Stock offered by the Selling
 Shareholders..........................   750,000 shares
Common Stock to be outstanding after
 the offering.......................... 9,985,600 shares (1)
Use of proceeds........................ For repayment of certain indebtedness, capital expenditures, including digital
                                        network conversion and station network
                                        expansion, working capital and other
                                        general corporate purposes. See "Use of
                                        Proceeds."
Nasdaq National Market symbol.......... CYCN

- --------
(1) Excludes 390,000 shares of Common Stock issuable upon exercise of options granted at the effective time of the offering and which have an exercise price equal to the offering price. See "Management--1996 Equity Compensation Plan."

                      SUMMARY FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               YEARS ENDED                                SIX MONTHS ENDED
                          ----------------------------------------------------------  -------------------------
                          AUGUST 31,  AUGUST 29,  AUGUST 28,  AUGUST 27,  AUGUST 26,  FEBRUARY 25,   MARCH 2,
                             1991        1992        1993        1994        1995         1995         1996
                          ----------  ----------  ----------  ----------  ----------  ------------ ------------
STATEMENT OF OPERATIONS DATA:
 Net revenues...........  $    9,171  $   10,299  $   14,932  $   18,955  $   24,628   $    9,976   $   15,750
 Operating income
  (loss)................      (5,098)     (4,285)     (1,984)      1,445         547          395        1,106
 Interest expense.......        (701)     (1,057)       (402)       (427)       (816)        (225)        (627)
 Net income (loss)......      (5,795)     (5,342)     (2,386)      1,018        (213)         199          562
 Net income (loss) per
  share (1)               $    (1.29) $    (1.19) $    (0.34) $     0.15  $    (0.03)  $     0.03   $     0.08
 Weighted average common
  shares outstanding
  (1)...................   4,485,600   4,485,600   6,985,600   6,985,600   6,985,600    6,985,600    6,985,600
PRO FORMA INFORMATION (2):
 Statement of Operations Data:
 Net revenues...........                                                      32,076                    15,750
 Operating income
  (loss)................                                                         742                     1,106
 Interest expense.......                                                        (349)                     (125)
 Net income (loss)......                                                         483                     1,064
 Net income (loss) per
  share.................                                                        0.06                      0.13
 Weighted average common
  shares outstanding....                                                   8,326,313                 8,496,909
 EBITDA (3).............                                                       4,784                     2,579
OPERATING DATA (END OF
 PERIOD):
 Satellite network
  affiliates............         498         501         514         526         541          547          554
                                                                                            MARCH 2, 1996
                                                                                      -------------------------
                                                                                                        AS
                                                                                         ACTUAL    ADJUSTED (4)
                                                                                      ------------ ------------
BALANCE SHEET DATA:
 Cash...................                                                               $        0   $   11,248
 Working capital
  (deficit).............                                                                   (4,054)      13,911
 Total assets...........                                                                   20,886       32,134
 Total debt (5).........                                                                   16,012        2,870
 Shareholders' equity...                                                                    2,291       26,681
                                               YEARS ENDED                                SIX MONTHS ENDED
                          ----------------------------------------------------------  -------------------------
                          AUGUST 31,  AUGUST 29,  AUGUST 28,  AUGUST 27,  AUGUST 26,  FEBRUARY 25,   MARCH 2,
                             1991        1992        1993        1994        1995         1995         1996
                          ----------  ----------  ----------  ----------  ----------  ------------ ------------
OTHER DATA:
 EBITDA (3).............  $   (3,963) $   (3,007) $     (495) $    3,064  $    3,498   $    1,277   $    2,579
 Cash flows from (used
  by):
  Operating activities..      (5,499)     (3,356)     (1,801)        976       2,099        2,256        1,092
  Investing activities..         639        (477)       (453)       (554)     (5,715)        (659)      (1,470)
  Financing activities..       4,238       6,296        (203)       (392)      3,924       (1,031)           5
 Capital expenditures...  $      737  $      943  $      455  $      582  $      845   $      707   $    1,656

- --------

(1) Reflects a 2-for-1 stock split in the form of a stock dividend approved by the Company's Board of Directors on March 20, 1996.

(2) Represents the results of operations for the fiscal year ended August 26, 1995 and the six months ended March 2, 1996 as if the acquisition of TFI (which occurred on March 31, 1995) had occurred on August 28, 1994, adjusted to give effect to the sale of sufficient shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting the Company's pro rata share of underwriting discounts and commissions and estimated offering expenses to repay the then outstanding balance of certain debt being retired. See "Pro Forma Statement of Operations" and "Use of Proceeds."

(3) EBITDA is defined herein as earnings before interest, taxes, depreciation and amortization excluding gains and losses on asset sales and nonrecurring charges. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP"), is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs.

  The Company's definition of EBITDA may not be identical to similarly titled measures of other companies. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company because, together with net income and cash flows, EBITDA is widely used to provide investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund acquisitions or invest in new technologies. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as net revenues, cost of services, and selling, general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A reconciliation of net income to EBITDA is as follows:

                                                                                                          PRO FORMA
                                                                                                    ---------------------
                                                                                                               SIX MONTHS
                                            YEARS ENDED                         SIX MONTHS ENDED    YEAR ENDED   ENDED
                       ------------------------------------------------------ --------------------- ---------- ----------
                       AUGUST 31, AUGUST 29, AUGUST 28, AUGUST 27, AUGUST 26, FEBRUARY 25, MARCH 2, AUGUST 26,  MARCH 2,
                          1991       1992       1993       1994       1995        1995       1996      1995       1996
                       ---------- ---------- ---------- ---------- ---------- ------------ -------- ---------- ----------
   Net income (loss).   $(5,795)   $(5,342)   $(2,386)    $1,018     $ (213)     $  199     $  562    $  483     $1,064
   Add:
    Depreciation and
     amortization....     1,135      1,278      1,489      1,619      2,161         882      1,488     3,218      1,488
    Interest expense.       701      1,057        402        427        816         225        627       349        125
    Losses (gains) on
     fixed asset
     sales...........        (4)                                         61         (29)       (98)       61        (98)
    Abandonment of
     flat antenna
     product.........                                                   673                              673
                        -------    -------    -------     ------     ------      ------     ------    ------     ------
   EBITDA............   $(3,963)   $(3,007)   $  (495)    $3,064     $3,498      $1,277     $2,579    $4,784     $2,579
                        =======    =======    =======     ======     ======      ======     ======    ======     ======

(4) Adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting the Company's pro rata share of underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

(5) Includes a bank revolving line of credit, short-term and long-term notes payable, capital lease obligations and deferred rent.

                                  ----------

  Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." In addition, unless otherwise specified, all information in this Prospectus reflects a 2-for-1 stock split of the Common Stock in the form of a stock dividend, which was effected in anticipation of this offering, and certain changes to the Company's capital stock as set forth in its Restated Articles of Incorporation filed on April 9, 1996. References in this Prospectus to fiscal years are to the 52 or 53 week periods ending on the last Saturday in August in such period.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  History of Losses; Future Operating Results Uncertain. The Company was founded in 1985 and has been unprofitable in all years since its inception other than fiscal 1994. As of March 2, 1996, the Company's accumulated deficit was $32.7 million. Due to the time-sensitive nature of the Company's services, its customers do not commit to specific delivery volumes. In addition, the Company's results of operations will be affected by the general level of demand for advertising time, which in turn is affected by general and regional economic conditions, which are matters beyond the control of the Company. Accordingly, the Company's existing level of sales may not be sustainable and should not be used as an indication of future sales or of future operating results. The Company's future success will depend in part on sales growth and controlling operating expenses. There can be no assurance the Company's sales will grow or be sustained in future periods or that the Company will sustain profitability in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Distribution Services. The Company's revenues to date have been derived principally from the satellite and video tape delivery of television advertising spots to television stations and cable systems in the United States, and such services are expected to continue to account for a substantial majority of the Company's revenues. A decline in the demand for, or average selling prices of, the Company's television advertising delivery services, whether as a result of competition from new advertising media, new product introductions or price competition from competitors, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company is dependent upon its relationship with and continued support of the television stations in which it has installed communications equipment. Such equipment may be returned to the Company by the stations at any time. See "Business--Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Competition. The Company currently competes in the market for the distribution of video advertising spots to television stations and, to a lesser degree, audio advertising spots to radio stations. The principal competitive factors affecting this market are production quality, customer service, price, timeliness and accuracy of delivery. The Company competes with a variety of duplication and delivery companies that have traditionally distributed commercials on video tape via air and ground courier. Although such duplication and delivery companies do not currently offer satellite or electronic delivery, they have long-standing customer relationships, resulting in significant customer loyalty. Moreover, other companies have announced systems for delivering video and audio content electronically or via satellite. In addition, telecommunications providers or cable television operators could enter the market as competitors with lower delivery costs. As a result, the Company may face additional price competition which may affect the Company's operating margins. To the extent that the Company is successful in entering new markets, it would expect to face competition from companies in related communications markets and/or package delivery markets, which could offer products and services functionally similar or superior to those offered by the Company. Some of the Company's current and potential competitors in the markets for video and audio transmissions have greater financial, technical, marketing or other resources and, in radio, a larger installed network than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors. The Company expects that an increasingly competitive environment could lead to a loss of market share or price reductions, resulting in reduced unit profit margins, all of which may have a material adverse effect on the Company's business, financial condition and results of operations. See "Industry--Competition."

  Customer Concentration. Historically, a small number of customers has accounted for a substantial percentage of the Company's revenues. Twentieth Century Fox accounted for approximately 14.3%,

11.3% and 12.5% of revenues in fiscal 1993, 1994 and 1995, respectively. Another motion picture studio accounted for approximately 13.3% of revenues in fiscal 1994 and 6.4% of revenues in fiscal 1995, before ceasing to use the Company's distribution services in May 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company has historically had a significant concentration of its revenues in motion picture and automotive dealers association customers and, as a result, any significant downturn in the motion picture or automotive industries could have a material adverse effect on the Company's business, financial condition and results of operations. In fiscal 1993, 1994 and 1995, revenues from motion picture customers represented 46.7%, 49.4% and 36.1% of total revenues, respectively, and revenues from automotive dealers association customers represented 14.7%, 12.9% and 11.0% of total revenues, respectively. If the TFI acquisition had taken place at the beginning of fiscal 1995, Procter & Gamble would have accounted for 15.5% of the Company's revenues in that year. A significant reduction of purchases by any one of the Company's principal customers, which are not subject to any long-term contracts with the Company, could have a material adverse effect on the Company's results of operations. See "Business--Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Ability to Manage Growth. The Company has recently experienced a period of rapid growth that has resulted in new and increased responsibilities for management personnel and has placed and continues to place increased demands on the Company's management, operational and financial systems and resources. To accommodate this recent growth and to compete effectively and manage future growth, the Company will be required to continue to implement and improve its operational, financial and management information systems, and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Failure to implement or improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Technological Developments; Conversion to Digital Network. The Company's ability to remain competitive and its future success will depend in significant part upon the technological quality of its products and processes relative to those of its competitors and its ability both to develop new and enhanced products and services and to introduce such products and services at competitive prices and in a timely and cost-effective manner. The Company's development efforts currently are focused on converting its analog satellite transmission network to a digital network. See "Business--Products and Services--Conversion to Digital Network." There can be no assurance that such a conversion will be completed within the current schedule or at the anticipated cost. If the conversion to a digital satellite network does not achieve a significant degree of market acceptance, there could be a material adverse impact on the Company's business, financial condition and results of operations. The Company is relying on certain third party vendors for its conversion to a digital satellite network. In the event that a supplier were to experience financial or operational difficulties that resulted in a reduction or interruption in equipment supply to the Company, the Company's digital conversion may be delayed. The Company believes that there are alternative suppliers that could supply the components necessary to operate the Company's digital satellite network. The inability in the future to obtain sufficient quantities of equipment in a timely manner as required, or to develop alternative sources as required, could result in delays or reductions in product shipments or product redesigns, which could materially and adversely affect the Company's business, financial condition and results of operations.

  In addition, the Company's satellite-based delivery services are dependent upon the continued availability of functional satellite transponder capacity. There are a limited number of domestic communications satellites available for the transmission of television advertising and programming. The Company has leased a dedicated transponder on the satellite it currently uses through that satellite's orbit life and has leased a dedicated transponder on a new higher-powered satellite, anticipated to be launched in July 1996, for five years with an option to renew. In the event the Company's leased transponder were to become unavailable, the Company would be required to lease another transponder or purchase transponder space from others on an as needed basis and in many instances refocus its earth station and network downlink antennae. The unavailability of or interruption in transponder access could have a material adverse effect on the Company.

  Potential Fluctuations in Quarterly Results; Seasonality. The Company's quarterly operating results have in the past and may in the future vary significantly depending on such factors as the volume of customer advertising in response to seasonal buying patterns, the timing of new product and service introductions, increased competition, the timing of the Company's promotional efforts, general economic conditions and other factors. For example, the Company has historically experienced lower sales in its second fiscal quarter and higher sales in its fourth fiscal quarter, corresponding to seasonality in customer advertising. In particular, the Company's operating results have historically been significantly influenced by the volume of deliveries for motion picture companies and automobile manufacturers and dealer associations, which are industries that are sensitive to cyclical downturns. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Key Personnel. The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, operations, marketing and technical personnel. The competition for qualified personnel is intense, and the loss of any such persons or the inability to recruit additional key personnel in a timely manner could adversely affect the Company. There can be no assurance that the Company will be able to continue to attract and retain qualified management, sales and technical personnel for the development of its business. The Company generally has not entered into employment or noncompetition agreements with its employees, nor does it maintain key man life insurance on the lives of any of its key personnel.

  Dependence on Proprietary Technology; Protection of Patent, Trademarks, Copyrights and Other Proprietary Information. The Company considers its patented satellite delivery network, trademarks, copyrights, advertising, and promotion design and artwork to be of value and important to its business. The Company relies on a combination of patent, trade secret, copyright and trademark laws and confidentiality and other arrangements to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information and such protection may not preclude competitors from developing similar brand names or promotional materials or developing products and services similar to those of the Company. A former employee of the Company, Michael Diggan, d/b/a Jemi Software, has asserted ownership of certain copyrights relating to the Company's satellite network operations software and has commenced litigation seeking unspecified monetary damages under an implied license with the Company in a lawsuit filed February 6, 1995 in the Iowa District Court for Winnebago County, Iowa. The Company is not able to predict the outcome of this litigation, and there can be no assurance that third parties will not assert infringement claims against the Company in the future and that such claims will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Intellectual Property and Proprietary Rights" and "Business--Litigation."

  Concentration of Stock Ownership; Potential Issuance of Preferred Stock; Anti-Takeover Provisions. Upon completion of this offering, Winnebago Industries, Inc. ("Winnebago"), Mr. John K. Hanson and Mrs. Luise V. Hanson will own approximately 56.0%, 4.3% and 2.2%, respectively, of the outstanding shares of Common Stock. If the Underwriters' over-allotment option is exercised in full, Mr. and Mrs. Hanson will each own less than 1% of the outstanding shares of Common Stock. Mr. Hanson, Chairman of the Board and founder of Winnebago, and Mrs. Hanson together own stock representing 42.5% of the voting power of Winnebago, which allows them to significantly influence Winnebago. As a result,

Winnebago and, consequently, Mr. and Mrs. Hanson will be able to control or significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. See "Principal and Selling Shareholders." In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Restated Articles of Incorporation and Bylaws and of Iowa law could have the effect of delaying, deferring or preventing a change in control of the Company. See "Management," "Certain Transactions," "Principal and Selling Shareholders" and "Description of Capital Stock."

  Benefits of Offering to Existing Shareholders. In October 1986, Winnebago purchased 80% of the stock of the Company, and the balance of the stock was later purchased by John K. Hanson, the Chairman of the Board of Winnebago, who subsequently transferred a portion to his wife, Luise V. Hanson. The Company received additional equity contributions from its shareholders resulting in total payments of approximately $35.0 million for the Common Stock outstanding prior to the offering, or an average of $5.01 per share. Winnebago is not selling shares of Common Stock in this offering and none of the net proceeds of this offering will be paid to Winnebago. Based on an assumed initial public offering price of $9.00 per share, the aggregate value of the Common Stock held by Winnebago is approximately $50.3 million. A substantial portion of the net proceeds will be used to repay certain indebtedness of the Company, which is guaranteed by Winnebago. See "Use of Proceeds" and "Certain Transactions." The net proceeds to Mr. and Mrs. Hanson from the sale of the 730,000 and 20,000 shares of Common Stock offered by them hereby, respectively, are estimated to be approximately $5.9 million and $.2 million, respectively, after deducting the Hansons' pro rata share of estimated underwriting discounts and commissions and offering expenses and assuming an initial public offering price of $9.00 per share. If the Underwriters' over-allotment option is exercised in full, Mr. and Mrs. Hanson will receive additional estimated net proceeds of approximately $3.6 million and $1.1 million, respectively. See "Principal and Selling Shareholders."

  No Prior Market; Possible Volatility of Share Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the Common Stock will be determined through negotiations among the Company and the Representatives of the Underwriters, and may not be indicative of future market prices. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Common Stock may be subject to wide fluctuations in response to a number of factors, including variations in operating results, changes in earnings estimates by securities analysts, announcements of extraordinary events such as litigation or acquisitions, announcements of technological innovations or new products or services by the Company or its competitors, as well as general economic, political and market conditions. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the prevailing market price of the Common Stock. Beginning 180 days after the date of this Prospectus, 6,235,600 shares of Common Stock will become eligible for sale in the public market, subject to compliance with Rule 144 under the Securities

Act, when certain lock-up agreements between the Underwriters and the current shareholders of the Company expire. Alex. Brown & Sons Incorporated may, at its sole discretion, and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. The Company intends to file a registration statement under the Securities Act covering 1,000,000 shares of Common Stock issued or reserved for issuance under the 1996 Equity Compensation Plan. That registration statement is expected to be filed promptly after the date of this Prospectus and will automatically become effective upon filing. All of the shares issued or issuable pursuant to the 1996 Equity Compensation Plan in the 180-day period following the date of this Prospectus will be subject to lock-up agreements with the Underwriters and will only become eligible for sale 180 days after the date of this Prospectus. Thereafter, such shares will be available for resale, subject to Rule 144 volume limitations applicable to affiliates, as that term is defined in the Securities Act, in the open market. Upon the effective date of this Prospectus, options to purchase 390,000 shares will be granted under the 1996 Equity Compensation Plan and be exercisable. See "Management--1996 Equity Compensation Plan" and "Shares Eligible for Future Sale."

  Dilution. Assuming an initial public offering price of $9.00 per share, investors participating in this offering will incur immediate, substantial dilution of $7.30 per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                  THE COMPANY

  The Company was incorporated in Iowa in January 1985. During the Company's first eighteen months of existence, the feasibility of a new delivery process for television commercials was researched through contact with advertisers and television stations. In October 1986, Winnebago purchased 80% of the stock of the Company, and the balance of the stock was later purchased by John K. Hanson, the Chairman and founder of Winnebago. Winnebago's current 80% interest in the Company will be reduced to 56% upon the consummation of this offering.

  The Company began development of its network control facility in Forest City in 1987. During this same time period, the Company began the design of prototypes of the Cyclecypher television station receiver, successfully tested uplink equipment and opened a Los Angeles regional office. Shipments of Cyclecyphers for installation at television stations commenced in early 1988. Cycle:Sat signed a lease for transponder number 4 on the GE Americom satellite Satcom K-2 in February 1988, and in March 1988, opened a regional office in New York.

  Customer service, speed of delivery and the ability to handle late orders have been the cornerstone of the Company's marketing focus. Several Hollywood motion picture studios became customers due to the Company's ability to meet often-changing or rush delivery schedules. The Company also developed a significant presence with agencies handling automobile dealer association accounts due to the ability to handle complex orders with local market customization. In the late summer of 1990, the Hollywood and New York uplinks were installed to streamline the distribution process for major customers. This allowed the Company to offer its Satellite Shuttle service, providing cross-country delivery of video materials in under two hours.

  In order to fulfill customer orders regardless of whether a Cyclecypher was installed at the receiving television station, the Company also maintained video tape duplication facilities in Forest City. The Memphis tape duplication facility opened in October 1990, with equipment transferred from Forest City. The strategic decision to locate an expanded tape duplication facility near the Memphis hub of FedEx provided for the latest possible pick-up of outgoing tape deliveries utilizing overnight courier services. The move to Memphis essentially added several hours to the Company's deadline for delivery of next-day commercials, an important competitive advantage for the advertising industry.

  In May 1991, Cycle:Sat introduced a program to increase penetration of its satellite network among television stations in the top 100 broadcast markets. Under this new program, Cycle:Sat supplied and installed at each new station a steerable antenna and associated computer hardware, in addition to the Cyclecypher. By mid-1992, the installed network had grown to over 500 television stations.

  The expansion of the Company's capabilities continued in April 1994 through the addition of radio commercial duplication equipment in Memphis. The marketing focus expanded to provide advertisers and their agencies with one-stop service for television and radio spot distribution.

  In March 1995, Cycle:Sat acquired the TFI advertising services division of MPO. TFI, founded in 1964, provided video advertising distribution services for national consumer marketing companies such as American Home Products, AT&T and Procter & Gamble. The TFI acquisition also increased the Company's delivery volume of syndicated and other programming. By purchasing TFI, the Company expanded its services to include a video master storage operation through which the Company provides computerized archiving, warehousing and rapid delivery of video advertising materials and the distribution of printed advertising and other promotional materials.

  The Company's executive offices are located at 119 John K. Hanson Drive, Forest City, Iowa 50436-0309, and its telephone number is (515) 582-6999. Its World Wide Web page is located at http://www.cyclesat.com/cyclesat/home.html. Cyclecypher(R) is a registered trademark and Cycle-Sat(R) is a registered service mark of the Company.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered by it hereby are estimated to be approximately $24.4 million, after deducting the Company's pro rata share of estimated underwriting discounts and commissions and offering expenses and assuming an initial public offering price of $9.00 per share. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

  The Company intends to use the net proceeds of this offering to retire substantially all of its existing interest-bearing debt, consisting of (i) approximately $4.5 million represented by a secured revolving line of credit maturing on January 31, 1997, which bears interest at the 90-day LIBOR rate plus 1.5% per year (7.44% at March 2, 1996) and (ii) approximately $8.6 million of notes payable issued in connection with the acquisition of TFI, consisting of (a) a $5.4 million secured bank note maturing in September 1999 and guaranteed by Winnebago, which bears interest at the 90-day LIBOR rate plus 2.5% per year (8.16% at March 2, 1996) and (b) approximately $3.2 million under a promissory note payable to the former parent of TFI maturing in March 1998, which bears interest at a fixed rate of 8% per year. Approximately $6.5 million of the net proceeds is expected to be used for capital expenditures, including approximately $5.0 million for the conversion of the Company's satellite network from analog to digital and approximately $1.5 million to expand the Cyclecypher network and to establish an earth station and a customer service center in the Detroit market. The remaining net proceeds of approximately $4.8 million will be used for working capital and general corporate purposes. The Company has evaluated and will continue to evaluate potential industry-related acquisitions, although it has no present commitments to effect any such acquisition.

  Pending the application of the net proceeds as described above, the net proceeds from this offering will be placed in interest-bearing bank accounts or invested in United States government securities, certificates of deposit of major banks or high grade commercial paper.

                                DIVIDEND POLICY

  The Company has never declared or paid a cash dividend on its Common Stock and does not anticipate paying any cash dividends or other distributions on its Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to reinvest earnings to finance the expansion of the Company's business.

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company as of March 2, 1996, and as adjusted to reflect the receipt of net proceeds from the sale by the Company of 3,000,000 shares of Common Stock pursuant to this offering at an assumed initial public offering price of $9.00 per share and after deducting the Company's pro rata share of underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

                                                               MARCH 2, 1996
                                                             ------------------
                                                                          AS
                                                             ACTUAL(1) ADJUSTED
                                                             --------- --------
                                                               (IN THOUSANDS)
Short-term debt:
  Bank revolving line of credit.............................  $ 4,500      --
  Current maturities of long-term debt......................    2,710  $   493
  Current maturities of capital leases and deferred rent....      969      969
                                                              -------  -------
    Total short-term debt...................................  $ 8,179  $ 1,462
                                                              =======  =======
Long-term debt:
  Capital lease obligations and deferred rent...............  $   726  $   726
  Long-term debt, less current portion......................    7,107      682
Stockholders' equity (2):
  Preferred Stock, $.01 par value, 5,000,000 shares
   authorized; no shares issued and outstanding.............      --       --
  Common Stock, $.01 par value; 50,000,000 shares
   authorized; 6,985,600 shares issued and outstanding as of
   March 2, 1996; 9,985,600 shares issued and outstanding,
   as adjusted..............................................       70      100
Additional paid-in capital..................................   34,912   59,272
Accumulated deficit.........................................  (32,691) (32,691)
                                                              -------  -------
    Total stockholders' equity..............................    2,291   26,681
                                                              -------  -------
    Total capitalization....................................  $10,124  $28,089
                                                              =======  =======

- --------
(1) Derived from the Company's unaudited financial statements included elsewhere in this Prospectus. See "Financial Statements."
(2) Reflects a 2-for-1 stock split in the form of a stock dividend approved by the Company's Board of Directors on March 20, 1996.

                                   DILUTION

  The net tangible book value (deficit) of the Company's Common Stock as of March 2, 1996 was $(7.4 million) or approximately $(1.06) per share. "Net tangible book value (deficit)" per share represents the amount of the Company's tangible assets less total liabilities, divided by 6,985,600 shares of Common Stock outstanding.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the as adjusted net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale of 3,000,000 shares of Common Stock in this offering at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom, the as adjusted net tangible book value of the Company as of March 2, 1996 would have been $17.0 million, or $1.70 per share. This represents an immediate increase in net tangible book value of $2.76 per share to existing shareholders and an immediate dilution in net tangible book value of $7.30 per share to purchasers of Common Stock in the offering as illustrated in the following table:

Assumed initial public offering price per share...................         $9.00
  Net tangible book value (deficit) per share at March 2, 1996.... $(1.06)
  Increase per share to existing shareholders attributable to sale
   of shares to new investors.....................................   2.76
                                                                   ------
As adjusted net tangible book value per share after the offering..          1.70
                                                                           -----
Net tangible book value dilution per share to new investors(1)....         $7.30
                                                                           =====

  The following table sets forth, on an adjusted basis as of March 2, 1996, the difference between the existing shareholders and the purchasers of shares in the offering (at an assumed initial public offering price of $9.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                                                         AVERAGE
                                   SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                                   ----------------- -------------------   PER
                                    NUMBER   PERCENT   AMOUNT    PERCENT  SHARE
                                   --------- ------- ----------- ------- -------
Existing shareholders(1).......... 6,985,600   70.0% $34,982,036   56.4%  $5.01
New investors(1).................. 3,000,000   30.0   27,000,000   43.6    9.00
                                   ---------  -----  -----------  -----
    Total......................... 9,985,600  100.0% $61,982,036  100.0%
                                   =========  =====  ===========  =====

- --------
(1) Does not include 1,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Equity Compensation Plan, of which 390,000 shares will be issuable upon exercise of options granted at the effective time of the offering and which have an exercise price equal to the offering price.

                       PRO FORMA STATEMENT OF OPERATIONS

  The following unaudited pro forma statement of operations has been prepared to reflect the acquisition of TFI by Cycle:Sat as if the transaction had occurred on August 28, 1994, the beginning of fiscal 1995, and further adjusted to give effect to the sale of sufficient shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting the Company's pro rata share of underwriting discounts and commissions and estimated offering expenses to repay the then outstanding balance of certain debt. See "Use of Proceeds." Cycle:Sat's fiscal year ends on the last Saturday in August and TFI's ended on December 31. The column for TFI includes its results of operations for the period September 1, 1994 through March 31, 1995 and is based on TFI's historical financial data for those periods. TFI's results are included in Cycle:Sat's historical financial results for the period of April 1, 1995 through August 26, 1995, and the six months ended March 2, 1996.

  The pro forma statement of operations has been adjusted to reflect the elimination of certain duplicative general and administrative costs described in the notes thereto. No other pro forma effect has been given to operational or other synergies that may be realized after the full integration of the two businesses.

  The pro forma statement of operations has been prepared based on the foregoing and on certain assumptions described in the notes thereto. Such statement should be read in conjunction with the historical financial statements of Cycle:Sat and TFI, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus. The following pro forma statement of operations does not purport to be indicative of the results of operations that would have been reported had the TFI acquisition been effected on the date indicated, or which may be reported in the future.

                                                    YEAR ENDED AUGUST 26, 1995                                    SIX MONTHS
                         --------------------------------------------------------------------------------------      ENDED
                          HISTORICAL STATEMENTS                                                                  MARCH 2, 1996
                         -------------------------                                                               -------------
                         CYCLE:SAT,       TFI
                            INC.      SEVEN MONTHS
                         YEAR ENDED      ENDED
                         AUGUST 26,    MARCH 31,     ADJUSTMENTS        PRO FORMA    ADJUSTMENTS
                            1995          1995     FOR ACQUISITION   FOR ACQUISITION FOR OFFERING    PRO FORMA   PRO FORMA(1)
                         -----------  ------------ ---------------   --------------- ------------   -----------  -------------
Net revenues...........  $24,627,890   $6,187,529    $ 1,260,896 (2)   $32,076,315                  $32,076,315   $15,750,406
Operating expenses:
 Cost of services......   13,651,156    3,537,845      1,260,896 (2)    18,449,897                   18,449,897     8,868,525
 Selling and
  promotional..........    1,611,017       53,498                        1,664,515                    1,664,515       732,530
 General and
  administrative.......    5,840,529    1,715,096       (315,299)(3)
                                                         (56,513)(4)     7,183,813                    7,183,813     3,554,540
 Depreciation and
  amortization.........    2,160,639       62,510        995,300 (5)     3,218,449                    3,218,449     1,488,370
 Research and
  development..........      143,814          --             --            143,814                      143,814            98
 Abandonment of flat
  antenna product......      673,457          --             --            673,457                      673,457           --
                         -----------   ----------    -----------       -----------    ---------     -----------   -----------
 Operating income
  (loss)...............      547,278      818,580       (623,488)          742,370          --          742,370     1,106,343
 Other income
  (expense):
 Interest expense......     (816,241)         --        (449,600)(6)   (1,265,841)      917,096(7)     (348,745)     (125,205)
 Other income..........       56,462       33,100            --             89,562                       89,562        82,610
                         -----------   ----------    -----------       -----------    ---------     -----------   -----------
  Other income
   (expense)...........     (759,779)      33,100       (449,600)      (1,176,279)      917,096        (259,183)      (42,595)
 Net income (loss).....  $  (212,501)  $  851,680    $(1,073,088)      $ (433,909)    $ 917,096     $   483,187   $ 1,063,748
                         ===========   ==========    ===========       ===========    =========     ===========   ===========
 Net income (loss) per
  share................  $     (0.03)                                  $    (0.06)                  $      0.06   $      0.13
                         ===========                                   ===========                  ===========   ===========
 Weighted average
  common shares
  outstanding..........    6,985,600                                     6,985,600    1,340,713(7)    8,326,313     8,496,909
                         ===========                                   ===========    =========     ===========   ===========

- --------

See footnotes on following page

(1) Adjusted to reflect the elimination of $501,329 in interest expense related to certain debt assumed to be retired with a portion of the proceeds from the offering based on an assumed issuance of 1,511,309 shares at $9.00 per share, after payment of underwriting discounts and commissions and the Company's pro rata portion of the offering expenses. See "Use of Proceeds."

(2) Reflects reclassification of TFI freight revenues from cost of sales into sales to conform to Cycle:Sat's accounting policy.

(3) Reflects the elimination of a portion of TFI's corporate overhead allocation from MPO, primarily salaries and fringe benefits for accounting and human resource personnel who were terminated as a result of the TFI acquisition.

(4) Reflects the elimination of compensation of TFI's president in excess of the amount he would have been compensated if he had been an employee of Cycle:Sat for the entire year.

(5) Reflects the additional amortization of goodwill and TFI noncompete agreements for the portion of the year prior to the acquisition.

(6) Reflects the additional interest expense on long-term debt for the portion of the year prior to the acquisition.

(7) Reflects elimination of interest expense related to certain debt assumed to be retired with a portion of the proceeds from the offering based on an assumed issuance of 1,340,713 shares at $9.00 per share, after payment of underwriting discounts and commissions and the Company's pro rata portion of the offering expenses. See "Use of Proceeds."

                     SELECTED FINANCIAL AND OPERATING DATA

  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the years ended August 28, 1993, August 27, 1994 and August 26, 1995, and the balance sheet data as of August 27, 1994 and August 26, 1995 are derived from the audited financial statements and the notes thereto included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The balance sheet data as of August 28, 1993 are also derived from the audited financial statements of the Company which are not included in this Prospectus. The statement of operations data for the six months ended February 25, 1995 and March 2, 1996, and the balance sheet data as of March 2, 1996, are derived from unaudited financial statements and, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations of the Company for such periods. The results of operations for any interim period are not necessarily indicative of results of operations for the fiscal year. The statement of operations data for the years ended August 31, 1991 and August 29, 1992, and the balance sheet data as of such dates have been derived from the unaudited financial statements of the Company, which are not included in this Prospectus.

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              YEARS ENDED                               SIX MONTHS ENDED
                         ----------------------------------------------------------  ----------------------
                         AUGUST 31,  AUGUST 29,  AUGUST 28,  AUGUST 27,  AUGUST 26,  FEBRUARY 25, MARCH 2,
                            1991        1992        1993        1994        1995         1995       1996
                         ----------  ----------  ----------  ----------  ----------  ------------ ---------
STATEMENT OF OPERATIONS
 DATA:
 Net revenues........... $   9,171   $  10,299   $  14,932   $  18,955   $  24,628    $   9,976   $  15,750
 Operating expenses: ...
   Cost of services.....     8,591       8,791       9,884      10,162      13,651        5,377       8,868
   Selling and
    promotional.........     1,345       1,218       1,553       1,596       1,611          804         733
   General and
    administrative......     3,198       3,297       3,990       4,023       5,841        2,498       3,555
   Depreciation and
    amortization........     1,135       1,278       1,489       1,619       2,161          882       1,488
   Research and
    development.........       --          --          --          110         144           20         --
   Abandonment of flat
    antenna product(1)..       --          --          --          --          673          --          --
                         ---------   ---------   ---------   ---------   ---------    ---------   ---------
 Operating income
  (loss)................    (5,098)     (4,285)     (1,984)      1,445         547          395       1,106
 Other income
  (expense):
   Interest expense.....      (701)     (1,057)       (402)       (427)       (816)        (225)       (627)
   Other income.........         4         --          --          --           56           29          83
                         ---------   ---------   ---------   ---------   ---------    ---------   ---------
 Net income (loss)...... $  (5,795)  $  (5,342)  $  (2,386)  $   1,018   $    (213)   $     199   $     562
                         =========   =========   =========   =========   =========    =========   =========
 Net income (loss) per
  share(2).............. $  (1.29)   $   (1.19)  $   (0.34)  $    0.15   $   (0.03)   $    0.03   $    0.08
                         =========   =========   =========   =========   =========    =========   =========
 Weighted average
  common
  shares
  outstanding(2)........ 4,485,600   4,485,600   6,985,600   6,985,600   6,985,600    6,985,600   6,985,600
                         =========   =========   =========   =========   =========    =========   =========

                                                                                             SIX MONTHS
                                                                                 YEAR ENDED    ENDED
                                                                                 AUGUST 26,   MARCH 2,
                                                                                    1995        1996
                                                                                ------------ ----------
PRO FORMA INFORMATION:
 Statement of Operations Data:(3)
   Net revenues................................................................  $  32,076   $  15,750
   Operating income (loss).....................................................        742       1,106
   Interest expense............................................................       (349)       (125)
   Net income (loss)...........................................................        483       1,064
   Net income (loss) per share.................................................       0.06        0.13
   Weighted average common shares outstanding..................................  8,326,313   8,496,909
 Balance Sheet Data:(4)
   Cash........................................................................                 11,248
   Working capital.............................................................                 13,911
   Total assets................................................................                 32,134
   Total debt..................................................................                  2,870
   Shareholders' equity........................................................                 26,681
 EBITDA(5).....................................................................      4,784       2,579
                                              YEARS ENDED                          SIX MONTHS ENDED
                         ------------------------------------------------------ -----------------------
                         AUGUST 31, AUGUST 29, AUGUST 28, AUGUST 27, AUGUST 26, FEBRUARY 25,  MARCH 2,
                            1991       1992       1993       1994       1995        1995        1996
                         ---------- ---------- ---------- ---------- ---------- ------------ ----------
OPERATING DATA (END OF PERIOD):
 Satellite network
  affiliates............      498        501        514        526        541          547         554
BALANCE SHEET DATA:
 Working capital
  (deficit).............  $(5,196)   $ 1,630     $ (770)    $ (438)   $(3,301)   $    (395)  $  (4,054)
 Total assets...........    7,807      9,372      8,043      9,146     20,772        7,887      20,886
 Long-term debt (6).....    3,791      3,160      2,550      1,206      8,912          830       7,833
 Shareholders' equity
  (deficit).............   (3,886)     3,272        923      1,941      1,728        2,139       2,291
OTHER DATA:
 EBITDA (5).............  $(3,963)   $(3,007)    $ (495)    $3,064    $ 3,498    $   1,277   $   2,579
 Cash flows from (used
  by):
   Operating activities.   (5,499)    (3,356)    (1,801)       976      2,099        2,256       1,092
   Investing activities.      639       (477)      (453)      (554)    (5,715)        (659)     (1,470)
   Financing activities.    4,238      6,296       (203)      (392)     3,924       (1,031)          5
 Capital expenditures...  $   737    $   943     $  455     $  582    $   845    $     707   $   1,656

- --------

(1) During fiscal 1995, the Company decided to abandon any further development and production of its flat antenna product. All assets related to the abandoned product, including license payments, inventory, property and equipment, and contract settlement charges, were written off during fiscal 1995.

(2) Reflects a 2-for-1 stock split in the form of a stock dividend approved by the Company's Board of Directors on March 20, 1996.

(3) Represents the results of operations for the fiscal year ended August 26, 1995 as if the acquisition of TFI (which occurred on March 31, 1995) had occurred on August 28, 1994, adjusted to give effect to the sale of sufficient shares of Common Stock to retire certain debt at an assumed initial public offering price of $9.00 per share, after deducting the Company's pro rata share of underwriting discounts and commissions and offering expenses. See "Pro Forma Statement of Operations."


(4) Adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting the Company's pro rata share of underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

(5) EBITDA is defined as earnings before interest, taxes, depreciation and amortization excluding gains and losses on asset sales and nonrecurring charges. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company because, together with net income and cash flows, EBITDA is widely used to provide investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund acquisitions or invest in new technologies. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as net revenues, cost of services, and selling, general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A reconciliation of net income to EBITDA is as follows:

                                                                                                         PRO FORMA
                                                                                                   ---------------------
                                           YEARS ENDED                         SIX MONTHS ENDED               SIX MONTHS
                      ------------------------------------------------------ --------------------- YEAR ENDED   ENDED
                      AUGUST 31, AUGUST 29, AUGUST 28, AUGUST 27, AUGUST 26, FEBRUARY 25, MARCH 2, AUGUST 26,  MARCH 2,
                         1991       1992       1993       1994       1995        1995       1996      1995       1996
                      ---------- ---------- ---------- ---------- ---------- ------------ -------- ---------- ----------
Net income (loss)....  $(5,795)   $(5,342)   $(2,386)    $1,018     $ (213)     $  199     $  562    $  483     $1,064
Add:
 Depreciation and
  amortization.......    1,135      1,278      1,489      1,619      2,161         882      1,488     3,218      1,488
 Interest expense....      701      1,057        402        427        816         225        627       349        125
 Losses (gains) on
  fixed asset sale...       (4)                                         61         (29)       (98)       61        (98)
 Abandonment of flat
  antenna product....                                                  673                              673
                       -------    -------    -------     ------     ------      ------     ------    ------     ------
EBITDA...............  $(3,963)   $(3,007)   $  (495)    $3,064     $3,498      $1,277     $2,579    $4,784     $2,579
                       =======    =======    =======     ======     ======      ======     ======    ======     ======

(6) Includes long-term portions of notes payable, capital lease obligations and deferred rent.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Cycle:Sat distributes broadcast quality advertising to television stations, cable television systems and radio stations nationwide. Cycle:Sat operates a point-to-multi-point distribution network providing advertisers, production facilities and agencies access to an integrated list of services. The Company's primary business is the distribution of national spot advertising to television stations throughout the United States.

  The Company's results of operations are primarily dependent on the volume of revenues generated by the purchase of national spot television advertising. To the extent that advertisers shift money within their advertising budgets to national spot advertising, the market for the Company's services would tend to increase. Also, the proliferation of consumer brands and the use of more defined target demographic segments have tended to increase the number of commercials used in national spot advertising, positively impacting the Company's market.

  The conversion of the Company's satellite network from analog to digital is expected to allow the Company to increase its distribution of syndicated programming to individual television stations, cable systems and overseas destinations. The Company believes that the consolidation of the cable television industry will open further opportunities for advertisers to purchase cable advertising on a national spot market basis. Finally, the Company believes that its digital conversion will also allow it to provide network management and content delivery services to private point-to-multi-point networks and to deliver nonbroadcast quality content to personal computer-based video receivers as that technology continues to evolve.

  The Company generates revenues from network services, production services, warehouse and distribution services, and certain other services. Network services are defined as the physical distribution of video, audio or data to a customer-designated location utilizing one or more of the Company's delivery methods. Network services typically consist of deliveries of national spot television and radio commercials and associated traffic instructions to designated stations, supplemental deliveries to nonbroadcast destinations and the Company's Satellite Shuttle service. Production services include video and audio editing services, closed-captioning services, standards conversions and other services related to the modification of video and audio content materials prior to distribution. Warehouse and distribution services include the storage of advertising materials on a short-term or long-term basis, the archiving of customer supplied video, audio and printed elements which may be retrieved for future use and the distribution of nonbroadcast customer-supplied promotional materials to customer-designated locations on an as needed basis. Other services principally consist of satellite time sold or brokered on a spot market basis to third parties.

  The following table sets forth revenues by source, amount and as a percentage of total revenues for the periods indicated:

                                             YEARS ENDED                             SIX MONTHS ENDED
                          -------------------------------------------------- --------------------------------
                                                                              FEBRUARY 25,
                          AUGUST 28, 1993  AUGUST 27, 1994  AUGUST 26, 1995       1995        MARCH 2, 1996
                          ---------------- ---------------- ---------------- --------------- ----------------
                                  PERCENT          PERCENT          PERCENT         PERCENT          PERCENT
                                     OF               OF               OF              OF               OF
                          AMOUNT  REVENUES AMOUNT  REVENUES AMOUNT  REVENUES AMOUNT REVENUES AMOUNT  REVENUES
                          ------- -------- ------- -------- ------- -------- ------ -------- ------- --------
                                                        (DOLLARS IN THOUSANDS)
Revenues:
 Network services.......  $13,210   88.5%  $17,500   92.3%  $21,479   87.2%  $9,376   94.0%  $12,882   81.8%
 Production services....    1,085    7.3       871    4.6     1,474    6.0      319    3.2     1,163    7.4
 Warehouse and
  distribution..........       20    0.1        22    0.1     1,206    4.9        7    0.0     1,446    9.2
 Other services.........      617    4.1       562    3.0       469    1.9      274    2.8       259    1.6
                          -------  -----   -------  -----   -------  -----   ------  -----   -------  -----
Net revenues............  $14,932  100.0%  $18,955  100.0%  $24,628  100.0%  $9,976  100.0%  $15,750  100.0%
                          =======  =====   =======  =====   =======  =====   ======  =====   =======  =====

  In March 1995, the Company acquired TFI to achieve strategic industry consolidation. As expected, this acquisition had a positive impact on revenues and a short-term negative impact on operating income as the integration process is being implemented. The Company made the decision to preserve in the near-term the continuity of delivery processes for TFI customers to maintain goodwill and make the acquisition essentially transparent to them, despite the negative short-term operating income impact. Substantial cost savings have since been obtained by the consolidation of redundant facilities in New York, Chicago and Los Angeles, and the integration of administrative and accounting functions and personnel. Further operating income improvements are expected as more of the TFI customer base is serviced through the Company's satellite network and high volume tape delivery capabilities. Future revenue comparisons will likely demonstrate smaller percentage increases.

  The Company's historical quarterly revenue results have demonstrated a seasonal pattern in which the fourth and first fiscal quarters are typically the strongest and the second fiscal quarter is typically the Company's weakest. The addition of TFI revenues, a significant portion of which is not as seasonal (including revenues for production services and warehouse and distribution services), has mitigated the seasonality of revenues for the first six months of fiscal 1996 as compared to fiscal 1995. Quarterly revenue results demonstrate seasonal fluctuations due to the impact of the Company's customer concentration in the motion picture, consumer packaged goods and automotive industries. Customer concentration has been decreasing as a result of new customers developed by the Company and through the acquisition of TFI. In fiscal 1993, 1994 and 1995, revenues from motion picture customers represented 46.7%, 49.4% and 36.1% of total revenues, respectively, and revenues from automotive dealer association customers represented 14.7%, 12.9% and 11.0% of total revenues, respectively. If the TFI acquisition had taken place at the beginning of fiscal 1995, revenues from packaged goods customers would have represented 19.2% of total revenues.

  The Company recognizes revenue for network services upon the confirmed delivery of customer-supplied materials to the designated delivery location. Network services generally are based on a published rate card. The Company's published rates vary with the time-sensitivity of customer requested delivery, number of delivery locations and the time at which video or audio materials are made available to the Company to begin the delivery process. Shorter delivery schedules and later receipt of materials typically result in higher network services rates. The lower variable cost of the satellite network and the economies of scale at the Memphis tape duplication facility have allowed the Company to maintain the same published rate card since late 1992. This, in turn, has allowed the Company to compete effectively on the basis of price, while significantly increasing its revenues and lowering cost of services as a percentage of revenues.

  Distribution of national spot television commercials for next-day delivery is priced from $15 to $27, depending on the number of destinations, and from $12 to $24 for economy two-day delivery. Customers often combine multiple commercials, or spots, on the same delivery order, and those combined spots are referred to as "tied spots." Tied spots are priced at a lower level reflecting the lower variable cost of adding commercials to single deliveries. The rate card price for tied television spots is $8. Invoices for delivery of orders received after 8:00 p.m. Eastern time include a late premium, which varies depending on the method of delivery. The Company invoices customers based on a delivered price, regardless of method of distribution. Volume discounts are available to customers based on historical volumes.

  National spot radio commercial duplication and delivery rates range from $12 to $15 for single spots delivered the following morning and from $9 to $12 for economy two-day delivery. Tied spots are priced at $0.40 each. The price is determined by the number of delivery locations. Satellite Shuttle revenues include charges for satellite transmission, typically $460 per half-hour segment, in addition to pick-up, delivery and duplication charges.

  Production services are typically billed at an hourly rate for use of the Company's production facilities or on a firm price for specific services. Warehousing and archiving revenues are billed monthly or quarterly to customers based on the specific number of elements maintained in archives on a per-element basis. Removal or deposit of archived materials and access to the Company's computerized archival inventory data base are included in the monthly charge, but delivery of materials to customer locations, including transportation charges utilizing the Company's owned and operated trucking carrier, is billed based on the mode of delivery selected by the customer. Other revenues consist of the sale of satellite time brokered or sold on a per-hour basis at spot market rates and revenues which are not related to specific products and services.

  The Company believes that EBITDA is an important measure of its financial performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization excluding gains and losses on asset sales and nonrecurring charges. The Company's historical investment in technology has produced a relatively high depreciation expense, and with the addition of amortization of TFI-related acquisition costs, depreciation and amortization expense remains a significant non-cash charge to earnings. EBITDA is calculated before depreciation and amortization charges and, in businesses with significant non-cash expenses, is widely used as a measure of cash flow available to pay interest, repay debt, make acquisitions or invest in new technologies. As a result, the Company intends to report EBITDA as a measure of financial performance. However, EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP. The Company first began to generate positive EBITDA on a quarterly basis in the fourth quarter of fiscal 1993.

  Cycle:Sat's cost structure is characterized by high operating leverage due to the predominantly fixed nature of its operating expenses. At current revenue levels, the Company believes it has the lowest unit cost position in the national spot television advertising distribution industry. The distribution network blends multiple formats and technologies with the economies of scale from the Company's leading market share position. High unit volumes allow the consolidation of multiple orders delivered to a particular television station, thereby lowering per unit delivery expense. High unit volumes also result in attractive pricing from overnight couriers and video tape suppliers. The combination of these effects for tape deliveries with the lower unit cost of satellite deliveries provides a blended unit cost which the Company believes to be significantly below industry competitors.

  Approximately 55% of the Company's historical Cycle:Sat customer spot television station deliveries are currently made by satellite, with the remaining volume utilizing the Company's tape duplication facility in Memphis. Currently, less than 10% of historical TFI customer spot television station deliveries are made by satellite. One of the Company's near-term integration goals is to increase this percentage to match the Company's pre-acquisition distribution mix. The Company expects that as the percentage of deliveries made by satellite increases, operating results will improve as a result of the lower variable costs associated with satellite delivery as compared with tape delivery.

  The Company's variable cost of services includes payroll for personnel in the areas of customer service, operations, development engineering and the regional offices, tape duplication and delivery expense. Fixed direct cost of services consists primarily of the monthly satellite transponder expense.

  Selling and promotional expenses include the salary and commission expenses of the sales force, travel expenses and advertising and promotional costs. The TFI acquisition did not result in an increase in the Company's sales force. The Company historically has maintained a constant number of employees in its sales force and does not anticipate its proposed entry into new markets will result in a near-term increase in its sales force.

  Research and development expenses for new products, processes and technologies have historically been charged to cost of services. Research and development expenses for fiscal 1995 relate to new audio compression technology and to the flat antenna product, both of which were abandoned during fiscal

1995. The flat antenna technology was anticipated to significantly reduce installation cost for a satellite network downlink, but production was not feasible on a unit cost or performance basis.

  Prior to the completion of this offering, Winnebago and Cycle:Sat jointly filed consolidated federal income tax returns. For federal income tax purposes, all Company operating losses were utilized to offset Winnebago taxable income. Consequently, Cycle:Sat will have no net operating loss carryforwards for federal income tax purposes after the offering. However, in certain states Winnebago and the Company filed separate company returns. Accordingly, Cycle:Sat may have net operating loss carryforwards in those states for its own use after the offering.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of revenues represented by certain line items in the Company's statement of operations:

                                    YEARS ENDED              SIX MONTHS ENDED
                          -------------------------------- ---------------------
                          AUGUST 28, AUGUST 27, AUGUST 26, FEBRUARY 25, MARCH 2,
                             1993       1994       1995        1995       1996
                          ---------- ---------- ---------- ------------ --------
Net revenues............    100.0%     100.0%     100.0%      100.0%     100.0%
Operating expenses:
  Cost of services......    (66.2)     (53.6)     (55.4)      (53.9)     (56.3)
  Selling and
   promotional..........    (10.4)      (8.4)      (6.6)       (8.1)      (4.7)
  General and
   administrative.......    (26.7)     (21.2)     (23.7)      (25.0)     (22.6)
  Depreciation and
   amortization.........    (10.0)      (8.5)      (8.8)       (8.8)      (9.4)
  Research and
   development..........      --         (.6)       (.6)        (.2)       --
  Abandonment of flat
   antenna product......      --         --        (2.7)        --         --
                            -----      -----      -----       -----      -----
Operating income (loss).    (13.3)       7.7        2.2         4.0        7.0
Interest expense........     (2.7)      (2.3)      (3.3)       (2.3)      (4.0)
Other income............      --         --          .2          .3         .5
                            -----      -----      -----       -----      -----
Net income (loss).......    (16.0)       5.4       (0.9)        2.0        3.5
                            =====      =====      =====       =====      =====

SIX MONTHS ENDED MARCH 2, 1996 COMPARED TO SIX MONTHS ENDED FEBRUARY 25, 1995

  Total revenue for the six months ended March 2, 1996 increased 58% to $15.8 million from $10.0 million for the corresponding period in fiscal 1995. The revenue change reflected the additions of revenues primarily as a result of the TFI acquisition for the fiscal 1996 period, and, to a lesser extent, from increased usage of services by existing customers and revenues from new customers and services, which together offset the impact of the loss of revenues from Buena Vista Pictures Marketing, which accounted for $1.1 million in revenues in the fiscal 1995 period. The Company ceased providing distribution services for this customer in May 1995 due to a unique set of circumstances in which the customer's media buying service initiated an aggressively-priced advertising distribution capability for this customer as an adjunct to its media buying functions. Since the TFI acquisition was not closed until March 31, 1995, the six-month revenue total for fiscal 1995 does not include any TFI-related revenues.

  Cost of services for the first six months of fiscal 1996 increased 65% to $8.9 million, or 56% of revenues, compared to $5.4 million, or 54% of revenues, in the corresponding period of fiscal 1995. Cost of services as a percentage of revenue increased in fiscal 1996 primarily due to $1.3 million of subcontracted tape duplication and production expenses related to order processing for historical TFI customers, offset somewhat by greater utilization of the Company's satellite network. The Company anticipates full integration of TFI will be achieved by the end of fiscal 1996, which would substantially reduce subcontracted tape duplication and production expenses.

  Selling and promotional expenses for the first six months of fiscal 1996 decreased by 9% to $0.7 million from $0.8 million in the corresponding period of 1995. An increase in total compensation for sales force personnel was offset by reductions in travel expense for the six-month comparison periods.

  General and administrative expense for the first six months of fiscal 1996 increased 42% to $3.6 million from $2.5 million in the corresponding period of 1995. The increase was comprised primarily of $.4 million in salaries and benefits for certain accounting and general management personnel who were retained in connection with the TFI acquisition and $.4 million of payments for real estate leases on duplicate facilities in New York, Chicago and Los Angeles prior to the integration of those offices in fiscal 1996. The increase in general and administrative expense was offset somewhat by periodic reductions in administrative personnel which have resulted from integration of facilities and functions. The Company expects general and administrative expense to decrease once the integration of TFI is complete.

  EBITDA increased 103% to $2.6 million for the first six months of fiscal 1996 from the corresponding total of $1.3 million for the first six months of fiscal 1995.

  Depreciation and amortization expense increased 69% to $1.5 million from $0.9 million exclusively due to the amortization of goodwill and non-compete agreements related to the TFI acquisition, the total of which was $0.7 million for the first six months of fiscal 1996.

  Operating income increased 180% to $1.1 million for the first six months of fiscal 1996 versus $0.4 million for fiscal 1995. Other expenses, including net interest expense, increased to $0.5 million versus $0.2 million due to the increase in interest-bearing debt related to the TFI acquisition. Net income increased 182% to $0.6 million for the first six months of fiscal 1996 from $0.2 million in fiscal 1995.

FISCAL YEAR ENDED AUGUST 26, 1995 COMPARED TO FISCAL YEAR ENDED AUGUST 27,
1994

  Total revenue for the fiscal year ended August 26, 1995 increased 30% to $24.6 million from $19.0 million for fiscal 1994. The revenue increase was primarily attributable to $5.3 million of revenues from the recently acquired TFI operations for the final five months of fiscal 1995 and, to a lesser extent, increased usage of services by existing customers and the addition of new customers, offset by the loss of Buena Vista Pictures Marketing as a customer in May 1995. The fiscal 1995 increase in production and warehouse and distribution revenues was the result of the purchase of TFI.

  Cost of services increased 34% to $13.7 million for fiscal 1995, or 55% of revenues, compared to $10.2 million, or 54% of revenues, for fiscal 1994. Cost of services as a percentage of revenue increased in fiscal 1995 due primarily to $1.6 million of subcontracted tape duplication and production expenses related to order processing for historical TFI customers for the five months following the TFI acquisition on March 31, 1995.

  Selling and promotional expenses remained essentially flat at $1.6 million. General and administrative expense increased 45% to $5.8 million in fiscal 1995 from $4.0 million in fiscal 1994. This increase was due for the most part to the addition of TFI administrative personnel and increased facilities costs for duplicate offices in New York, Los Angeles and Chicago, and, to a lesser extent, increased health insurance and other employee benefit expenses.

  EBITDA increased 10% to $3.4 million for fiscal 1995 from the corresponding total of $3.1 million for fiscal 1994.

  Depreciation and amortization expense increased 33% to $2.2 million from $1.6 million principally due to the amortization of goodwill and non-compete agreements related to the TFI acquisition, the total of which was $0.3 million for final five months of fiscal 1995.

  Research and development expenses for fiscal 1995 principally relate to the flat antenna product, which was deemed commercially unfeasible at year-end 1995 and which generated an additional one-time charge of $0.7 million for the write-off of license fees, tooling and other assets associated with the product. All costs and capitalized asset balances related to the flat antenna product were expensed in fiscal 1995.

  Operating income declined 62% to $0.5 million for fiscal 1995 from $1.4 million for fiscal 1994. Other expenses, including interest expense, increased 78% to $0.8 million versus $0.4 million due to the increased borrowings resulting from funding the TFI acquisition. Net income declined to a loss of $0.2 million in fiscal 1995 from a profit of $1.0 million in fiscal 1994.

FISCAL YEAR ENDED AUGUST 27, 1994 COMPARED TO FISCAL YEAR ENDED AUGUST 28,
1993

  Total revenue for the fiscal year ended August 27, 1994 increased 27% to $19.0 million from $14.9 million for fiscal 1993. Of this increase, $3.6 million represented increased sales to the Company's 15 largest customers and $.6 million represented increased radio advertising distribution services.

  Cost of services increased 3% to $10.2 million, or 54% of revenues, for fiscal 1994 from $9.9 million, or 66% of revenues, for fiscal 1993. Cost of services as a percentage of revenue decreased due to a greater number of deliveries (and revenues) over the Company's satellite network leading to fixed cost absorption of the satellite transponder lease expense. Increased margins also resulted from higher unit tape deliveries leading to lower unit courier delivery costs and better absorption of direct salaries.

  Selling and promotional expenses remained essentially flat at $1.6 million. General and administrative expense was essentially flat at $4.0 million.

  EBITDA increased to $3.1 million for fiscal 1994 from the corresponding total of $(0.5) million for fiscal 1993.

  Depreciation and amortization expense increased to $1.6 million from $1.5 million.

  Research and development expenses for fiscal 1994 included costs to investigate several new technologies, including the flat antenna product, rising to $0.1 million from zero in fiscal 1993.

  Operating income increased to $1.4 million for fiscal 1994 versus a loss of $2.0 million in fiscal 1993 due to the significant increases in revenues and small increases in operating expenses. Other expenses, which included interest expense in fiscal 1994 and 1993, remained flat at $0.4 million. Net income increased to a profit of $1.0 million versus a loss of $2.4 million in fiscal 1993.

SUPPLEMENTAL QUARTERLY INFORMATION

  The following table sets forth certain operating results for the four quarters of fiscal 1994 and 1995 and for the first two quarters of fiscal 1996. The quarterly data is unaudited, but the Company believes that all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the results of operations for the respective periods have been included. Results of any one or more quarters are not necessarily indicative of annual results or continuing trends.

                                   FISCAL YEAR 1994                   FISCAL YEAR 1995                   FISCAL YEAR 1996
                          ---------------------------------- ----------------------------------------    -------------------
                                    QUARTER ENDED                      QUARTER ENDED                      QUARTER ENDED
                          ---------------------------------- ----------------------------------------    -------------------
                          NOV. 27, FEB. 26, MAY 28, AUG. 27, NOV. 26, FEB. 25,    MAY 27,    AUG. 26,    DEC. 2,    MARCH 2,
                            1993     1994    1994     1994     1994     1995       1995        1995       1995        1996
                          -------- -------- ------- -------- -------- --------    -------    --------    -------    --------
                                                              (IN THOUSANDS)
Net revenues............   $4,766   $4,584  $4,281   $5,324   $6,086   $3,890     $6,467(1)   $8,185 (1) $8,281(1)   $7,469(1)
Operating income (loss).      426      244     223      552      890     (505)(2)    327        (165)(3)    767         339
Interest expense........      125      120     123       59      120      105        254(1)      337 (1)    309(1)      317(1)
Net income (loss).......      301      124     100      493      770     (610)        73        (446)       505          57

- --------

(1) Increase in sales and interest expense over corresponding periods of prior year reflects acquisition of TFI.
(2) Operating loss for the quarter is due primarily to low sales volume not covering fixed costs.
(3) Operating loss for the quarter is due primarily to the $673 thousand write-off of flat antenna product.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations through a combination of equity financing from its principal shareholders (Winnebago and John K. Hanson), bank loans, lines of credit, operating and capital leases and, beginning in fiscal 1994, through positive operating cash flow. The Company received additional equity contributions aggregating $20 million in fiscal 1990 and $12.5 million in fiscal 1992. The Company currently maintains a $4.5 million secured revolving line of credit with a commercial bank based on 80% of the Company's eligible accounts receivables and 50% of its inventory, which bears interest at the 90-day LIBOR rate plus 1.5% per year (7.44% at March 2, 1996). This line of credit expires on January 31, 1997, and there were no borrowings available under this line at March 2, 1996. The bank also has provided financing for a term note totaling $5.4 million, which matures on September 28, 1999 and bears interest at the 90-day LIBOR rate plus 2.5% per year (8.16% at March 2, 1996). The Company currently maintains a $2.0 million revolving line of credit with Winnebago, which bears interest at prime plus 2.0% per year and expires on September 20, 1996. The full $2.0 million was available for borrowing under the Winnebago line at March 21, 1996. The sellers of TFI are providing financing for the balance due on the purchase of TFI assets in the amount of $3.2 million, payable over two years, which bears interest at a fixed rate of 8% per year.

  In fiscal 1995, the Company generated $2.1 million in cash flows from operations, primarily as the result of a $.2 million net loss offset by $2.2 million in non-cash depreciation and amortization charges. The Company's significant investing activities in fiscal 1995 consisted of $.8 million of capital expenditures primarily for new television station downlinks, production service equipment, tape duplication equipment and computers, and $4.9 million for the acquisition of TFI, of which $4.4 million was financed with proceeds of a long-term note. Cash to pay for the capital expenditures discussed above, as well as $.4 million in payments on long-term notes to the sellers of TFI and $1.8 million in payments on capital leases, was obtained in part through operations and in part through $1.7 million in net borrowings against the Company's bank line of credit.

  During the first six months of fiscal 1996, the Company generated $1.1 million in cash flows from operations, primarily as the result of $.6 million in net income increased by $1.5 million in non-cash depreciation and amortization charges and offset by a $.5 million decrease in accounts payable and $.5 million of miscellaneous other decreases in cash to fund other changes in working capital. The Company expended $1.7 million for purchases of fixed assets, of which $1.2 million was expended in its regional offices in New York, Chicago and Los Angeles to combine facilities obtained in the TFI acquisition, and to update, refurbish and expand the three offices. These capital expenditures were generally financed with operating cash as well as $.2 million in proceeds from the sale of fixed assets and a $.5 million increase in the Company's long-term bank note. Payments of $1.5 million on long-term debt and capital leases were financed from cash from operations, a $.5 million increase in line of credit borrowings and an additional $.5 million increase in the Company's long-term bank note.

  The Company will use a portion of the $24.4 million in net proceeds from this offering to retire interest-bearing debt with a March 2, 1996 balance of $13.1 million. The digital conversion of the Company's satellite network will require a total of approximately $5.0 in capital expenditures, all of which will be spent over a one-year time frame, including $2.5 million committed to the purchase of Digital Cyclecyphers and digital uplink equipment. The Company expects to spend approximately $1.5 million to expand the Cyclecypher network to additional locations, to open a Detroit sales and service office and for working capital needs. The remaining proceeds of the offering will be used for general corporate purposes, which may include acquisitions or joint venture relationships.

  Cycle:Sat has had no significant history of uncollectible accounts, and management does not believe that this will change materially in the future.

  The Company believes that, subsequent to this offering, its current banking relationship will be enhanced through availability of a larger working capital line of credit at more attractive terms and without a Winnebago guarantee. The Company believes that cash generated from operations, borrowings under its bank line of credit and the net proceeds to the Company from this offering will fund necessary capital expenditures and provide adequate working capital for at least the next 18 months.

IMPACT OF NEW ACCOUNTING STANDARDS

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning September 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

INFLATION

  The Company believes that inflation has not had a material impact on the Company's operating results and does not expect inflation to have a future material impact based on current economic conditions.

                                  THE INDUSTRY

INDUSTRY BACKGROUND

 Television and Radio Advertising

  According to industry sources, approximately $34.2 billion was spent in the United States in 1994 on television advertising. This amount includes the production of commercials and purchase of air time for (i) advertisements to air on national broadcast and cable network and syndicated programming, where commercials are distributed in conjunction with the origination of the programming, (ii) local broadcast and cable television advertising, consisting of locally produced and aired commercials, and (iii) national spot advertising, which is produced and distributed nationally to air during commercial time slots controlled by individual television stations and cable systems.

  The market for television advertising has grown by over 300% since 1980, with significant expansion in all segments. The following table shows the expenditures in the television advertising market by segment for certain years between 1980 and 1994:

                       TELEVISION ADVERTISING BY SEGMENT
                                 (IN MILLIONS)

                    TOTAL TV   NATIONAL NATIONAL LOCAL   NATIONAL      CABLE
YEAR               ADVERTISING NETWORK    SPOT   MARKET SYNDICATION ADVERTISING
- ----               ----------- -------- -------- ------ ----------- -----------
1980..............  $ 11,469   $ 5,130   $3,269  $2,967   $   50      $   53
1985..............    21,022     8,060    6,004   5,714      520         724
1990..............    28,405     9,863    7,788   7,856    1,109       1,789
1991..............    27,402     9,533    7,110   7,565    1,253       1,941
1992..............    29,409    10,249    7,551   8,079    1,370       2,160
1993..............    30,584    10,209    7,800   8,435    1,576       2,564
1994..............    34,167    10,942    8,993   9,464    1,734       3,034

- --------
Source: Television Bureau of Advertising

  According to industry sources, approximately $10.5 billion was spent in the U.S. in 1994 on radio advertising. This figure includes the production of commercials and the purchase of air time for (i) advertisements distributed in conjunction with syndicated and broadcast network programming, (ii) locally produced and aired commercials, and (iii) national spot advertising. The predominant methods for distributing national spot advertising to radio stations are via physical delivery of analog audio tapes and electronic transmission via telephone lines. The remainder of radio spots are produced in house at radio stations, delivered by local delivery services or picked up by station employees from the originating studio.

  The following table shows the expenditures in the radio advertising market by segment for certain years between 1985 and 1994:

                         RADIO ADVERTISING BY SEGMENT
                                 (IN MILLIONS)

                                            TOTAL RADIO NATIONAL NATIONAL LOCAL
YEAR                                        ADVERTISING NETWORK    SPOT   MARKET
- ----                                        ----------- -------- -------- ------
1985.......................................   $ 6,490     $365    $1,335  $4,790
1990.......................................     8,726      482     1,635   6,609
1991.......................................     8,476      490     1,575   6,411
1992.......................................     8,654      424     1,505   6,725
1993.......................................     9,457      458     1,657   7,342
1994.......................................    10,529      463     1,902   8,164

- --------
Source: Television Bureau of Advertising

  The Company estimates that annual expenditures for the delivery of national spot television and radio advertising and for syndicated television programming total approximately $250 million. Of this amount, national spot television advertising delivery is approximately $105 million (of which approximately $15 million is attributable to cable system delivery), national spot radio advertising delivery is approximately $20 million, and syndicated and other programming delivery is approximately $125 million.

 National Spot Distribution

  According to industry sources, the United States has approximately 1,544 licensed television stations (the top 750 of which comprise in excess of 90% of national spot television advertising unit volume) and 10,200 commercial radio stations (approximately 1,000 of which are most often used for radio advertising by national advertisers). The Company has direct satellite connections with approximately 65% of the top 750 television stations and distributes spot advertising via video tape to all other television stations as well as cable systems requested by its customers. The Company distributes spot advertising via audio tape to all radio stations as requested by its customers.

  Advertising is most frequently produced by an advertising agency under the direction of the advertiser, or, less frequently, by the advertiser directly. Spot advertising air time generally is purchased by advertising agencies or their representatives based on a station's geographic and other demographic characteristics. Less frequently, advertisers purchase air time directly from a station, rather than using independent advertising agencies. While advertisers and their agencies are planning air time, their creative teams are developing the content for the spots to be broadcast. The actual commercial is typically produced by a production company and finished on video tape. Variations of the commercial intended for specific demographic groups or local markets are often developed.

  The processes used to create and deliver television advertising have evolved in conjunction with technological developments in the television industry. Initially, television commercials were created on celluloid film and delivered by mail to the network or individual television stations where the commercial was to air. Later, the use of video tape in the television industry allowed commercials to be produced and duplicated more quickly and sent to multiple destinations in a more timely fashion. As overnight courier services developed, commercials could be delivered more rapidly across the country. Finally, the creation of the Company's patented satellite delivery system with installed receivers in multiple television stations and the location of the Memphis tape duplication facility allowed for even more rapid delivery for next-day airing of finished spots.

  Advertisers and their agencies constantly seek to increase the speed at which advertisements are delivered to television stations and to improve the quality of the commercial being broadcast. In addition, advertisers and agencies require a method of rapid verification of whether and when a spot has been received by the television stations in order to take advantage of increasingly sophisticated marketing techniques. Advertisers seek to target ever smaller, more specific demographic groups by advertising in select geographic markets and by producing many variations of commercials oriented to different demographic audiences. As a consequence, routing instructions specifying which stations are to receive particular commercials, and the traffic instructions given to those stations specifying the times and rotation of spot airings, have grown increasingly complex. To the extent that spots can be released just before their scheduled broadcast, advertising agencies have extra creative time to re-edit spots, and advertisers gain extra time to refine the spots to respond to competitors' promotions and shifting market demand.

 Syndicated Programming

  The Company presently provides tape distribution for a small number of syndicated programs. Syndicated television and radio programming is either produced by the syndicator or purchased from an independent producer and licensed to a television or radio station for broadcast. Syndicated programming may be distributed to network-owned or affiliated stations, independent stations and, in some cases, cable system operators. Most syndicated programming is owned and licensed by major syndication companies and is delivered using third-party distribution facilities such as those provided by the Company's network. The increased capacity resulting from the conversion to digital technology will allow the Company to deliver syndicated television shows and other programming throughout the day without interrupting the handling of time-sensitive advertising transmissions.

COMPETITION

  The market for the distribution of advertising and other content to television and radio stations is highly competitive. The Company currently competes in the market for the delivery of national spot television advertising, where it believes it is the leading market share competitor. The principal competitive factors affecting this market are production quality, price, and timeliness and accuracy of delivery. The Company competes with a variety of tape duplication and delivery companies that have traditionally distributed taped advertising spots via courier, although several companies have announced electronic or satellite-based systems for delivering video and audio content. The Company also competes in the distribution of advertising to radio stations against competitors that provide distribution via courier and/or electronically.

  To the extent that the Company is successful in expanding into new markets, such as the distribution of syndicated television programming, the management of private network services for large corporations with multiple sites or personal computer-based video network applications, it would expect to face competition from companies in related communications markets and/or package delivery markets which could offer products and services with functionality similar or superior to that offered by the Company's products and services. In addition, telecommunications providers and large cable operators could enter the market as competitors with electronic technology or lower delivery costs. See "Risk Factors--Competition."

                                   BUSINESS

GENERAL

  The Company distributes broadcast quality advertising to television stations, cable television systems and radio stations nationwide. The Company believes that it is the leading provider of national spot television advertising distribution services for advertisers and their agencies on both a dollar and unit volume basis and that it is one of the leading distributors of national spot radio advertising. The Company distributes advertising for significant national accounts such as Anheuser-Busch, AT&T, Chevrolet, Procter & Gamble and Twentieth Century Fox.

  The Company operates a point-to-multi-point communications network delivering video, audio and data transmissions using a patented satellite distribution network, a fiber optic network linking Company facilities, and multiple-format video and audio tape duplication facilities combined with air and ground courier services. The Company's delivery network and facilities are designed to cost-effectively serve the time-sensitive distribution needs of the advertising industry and provide the platform for offering additional distribution services.

  Founded in 1985, the Company was the first in the advertising services industry to deploy an automated satellite-based delivery network to television stations nationwide. The Company's network includes a full-time, long-term leased satellite transponder, uplink facilities located strategically across the United States, an earth station and network operations center in Forest City, Iowa, an earth station and tape duplication center in Memphis, Tennessee, and the Company's proprietary Cyclecypher satellite receivers, which are leased for a nominal amount to approximately 550 television stations throughout the United States. The Company believes there are approximately 750 television stations that receive more than 90% of all national spot television advertising deliveries. The Company's installed base of Cyclecypher receivers includes approximately 65% of these stations.

  Cycle:Sat is converting its analog satellite network to a digital network to provide enhanced services to its existing customers and to offer new services in additional markets. The digital conversion will quadruple transmission capacity, provide state-of-the-art video quality, allow increased television station penetration, permit additional satellite network downlinks and, with the addition of file servers linked to the Company's Cyclecyphers, further accelerate delivery time. The Company believes that the anticipated completion of its conversion in early calendar year 1997 to an operational, large-scale, fully-digital satellite communications network will continue the Company's leading technology position in the industry. The digital conversion will provide the opportunity to use a single satellite transponder for simultaneous delivery of multiple broadcast quality signals and will substantially reduce the Company's installation and equipment cost of adding downlinks to new network participants.

  To offer a complete delivery solution for its customers and to access television stations not linked to its satellite network, the Company operates what it believes is the largest broadcast video tape duplication facility in the industry, located near the Memphis hub of FedEx. Overnight satellite delivery and the Memphis location extend the Company's deadline for next-day delivery of time-sensitive television commercials, a service advantage available to the Company over many of its competitors. The low variable cost of satellite delivery and the economies of scale at the Memphis duplication facility also provide Cycle:Sat a significant cost advantage. The Company offers complementary services to its advertiser and agency customers, including in-house post-production services, video and audio master archiving and warehousing, and distribution of advertising promotional material. In addition, the Company's Satellite Shuttle service provides delivery of broadcast quality video and audio content between most major U.S. cities in under two hours. The Company's Memphis facility is also used for radio advertising duplication and distribution services.

BUSINESS STRATEGY

  The Company's business strategy includes the following elements:

  . Continue to provide industry leading satellite delivery technology. The
    Company's existing satellite-based patented delivery network and Cyclecypher technology provide significant advantages in time and reliability of delivery. In addition, the conversion to digital technology now underway will provide state-of-the-art satellite video transmission.

  . Expand market leading position in national spot television advertising.
    The Company's market share growth is attributable to several factors, including its broad product line, extended deadline for processing customer orders and overall cost advantage. In addition, as it did with the TFI acquisition in fiscal 1995, the Company may increase its market share through acquisitions.

  . Increase installed television station network. The Company intends to increase the size of its television station network in conjunction with the conversion to digital technology. The digital conversion will reduce the equipment and installation cost for each new station added to the Company's network to approximately one-third of the current cost. In addition, by providing digital satellite reception capability to television stations, the Company will position itself to provide additional video delivery management services to its network stations.

  . Expand delivery volume of syndicated and other programming. The conversion to digital technology initially will quadruple the Company's current satellite transmission capacity. This increased capacity will allow the Company to receive and distribute multiple transmissions simultaneously, 24 hours a day, allowing syndicated television shows and other programming to be delivered throughout the day without interrupting the handling of time-sensitive advertising transmissions.

  . Maintain low cost position. Through its satellite network and large-scale
    Memphis tape duplication facility, the Company can continue to be a low cost leader in the delivery of national video and audio advertising, syndicated programming and other video content.

  . Continue tradition of superior customer service. The Company has built a reputation for meeting the difficult time deadlines and complex distribution requirements of its customers through a commitment to service at every level of its organization.

LEADING DISTRIBUTION NETWORK

  Since 1988, Cycle:Sat has offered a fully-functional, satellite-based, point-to-multi-point delivery service to a growing number of television stations in the United States. The Company's proprietary Cyclecypher technology installed under a nominal lease arrangement at television stations receives and decodes the satellite transmission of broadcast quality content along with simultaneous printing of airplay instructions. The Cyclecypher technology allows for selective addressability of each downlink and decoder. In order to maintain its industry leading technology position, Cycle:Sat is in the process of converting its nationwide satellite network to a fully digital system utilizing MPEG2 video compression.

  The Company's master satellite earth station and network operations center is located in Forest City, Iowa, and additional satellite earth stations are located in Memphis, New York, Los Angeles, Detroit and Chicago. The Company also has established uplink relationships for origination of satellite service from over 100 cities across the United States. The Forest City and Memphis facilities, and the New York, Los Angeles and Chicago regional offices are also interconnected with dedicated fiber optic links.

  The Cycle:Sat network of television stations with installed Cyclecyphers totals approximately 550. The Company estimates that there are approximately 1,544 television stations licensed in the United States including remote repeater, Spanish language, religious and non-commercial stations. Of this total, approximately 750 stations comprise in excess of 90% of national spot television advertising unit volume and receive sufficient volume of national spot television advertising to justify the installation of downlink equipment. Cycle:Sat has installed Cyclecypher receivers in approximately 65% of these stations. The Company believes this large installed base of television stations represents a significant opportunity to deliver additional programming through the increased transmission capacity it will obtain through its digital conversion.

  The Company's Memphis tape duplication facility covers 19,500 square feet and has 145 video and 51 audio tape duplication machines. This facility also houses a fully functional satellite earth station. Through this facility, the Company makes and distributes an average of over 3,800 video tape duplications a day. Strategically located near the main FedEx hub, the Memphis tape duplication facility extends the Company's deadline for processing next-day delivery orders by several hours.

PRODUCTS AND SERVICES

  Cycle:Sat operates a unique satellite and tape distribution network providing advertisers, production facilities and advertising agencies access to an integrated list of services. The Company's production facilities offer the opportunity for final editing, closed-captioning and tagging for local market customization prior to distribution. The Company's Satellite Shuttle service offers rapid transmission by satellite of broadcast quality video and audio content between most major U.S. cities in as little as two hours. The Company's warehouse facilities offer archiving and storage services to advertisers and advertising agencies.

 Network Services

  Cycle:Sat delivers spot commercials using a point-to-multi-point satellite network which is inherently faster, less prone to human error and less costly than the industry standard method of making tape duplications for each television station and delivering them by overnight courier. Approximately 55% of the Company's television station deliveries for historical Cycle:Sat customers are currently made by satellite, with the remainder utilizing the Company's tape duplication facility in Memphis. Currently, less than 10% of historical TFI customer spot television station deliveries are made by satellite. One of the Company's near-term integration goals is to increase this percentage to match the Company's pre-acquisition distribution mix.

  Commercials and their related distribution information are collected at one of the uplink facilities available to the Company and transmitted over the Company's satellite network to its facilities in Memphis and Forest City, Iowa. It is not uncommon for orders to be received into the evening hours for delivery the next morning. After the Company completes any required production services, such as closed-captioning or local market customization, the advertising spot is coupled with its distribution information and delivered by satellite transmission to the television stations with Cyclecypher receivers and to the Company's Memphis duplication facility for next-day tape deliveries to all other stations throughout the United States and Canada.

  Each night, the Company's Forest City network operations personnel build the master satellite feed sequence using a digital format video cart machine and software designed to automate the sorting and scheduling function. The nightly feed is regionalized to begin with East Coast stations at 2:00 a.m. Eastern time and end with West Coast stations at approximately 8:00 a.m. Eastern time. Commercials are transmitted in an ordered process to reach only the stations scheduled for that commercial. Each Cyclecypher is remotely addressable utilizing its data channel sub-carrier and is turned on or off to effect delivery of the commercial and associated traffic instructions.

  The order processing and tape duplication functions for television and radio commercial deliveries in Memphis parallel the procedure in Forest City. Commercial masters are received throughout the day by intracompany satellite transmission or via the Company's fiber optic network. Tape duplication workshifts are staggered throughout the day to allow tape duplication to be performed from approximately noon each day through the final courier pick-up.

  Once the tape duplications have been made, they are sorted and consolidated into packages by destination, providing a major cost advantage because the majority of deliveries contain multiple customer orders at a fixed cost for each package. The increase in the Company's volume has historically provided a decreasing delivery cost per order due to order consolidation and the volume discount structure inherent in air courier pricing.

  Traffic instructions that detail airplay information accompany all deliveries. For satellite deliveries, the traffic instructions accompany the nightly satellite feeds to network stations, utilizing a printer adjacent to the satellite receiver at the television station. For video and audio tape deliveries, a printed copy of the traffic instructions is included with the tape duplications.

  The Company's station relations staff contacts television stations each morning to verify receipt of the prior night's satellite feed, allowing timely retransmission of any unconfirmed deliveries. Tape deliveries are verified electronically through an on-line interface with the Company's air courier services.

  Cycle:Sat has developed a proprietary order processing computer system which has been installed at many of the Company's advertising customers. The system allows orders and spot traffic instructions to be entered by the customer and electronically transmitted to Cycle:Sat. The single order and traffic instruction entry process eliminates duplicative labor functions and the potential for input error and functionally bundles orders with instructions in the delivery system.

  As an added service to meet its customers' highly time-sensitive delivery needs, the Company provides its Satellite Shuttle service. This service offers point-to-point delivery of high quality audio and video materials to most major U.S. cities in under two hours.

  The Company's radio spot duplication and delivery services provide a single point of contact for distribution services for those advertisers utilizing spot market purchases of both radio and television advertising. At the present time, all radio advertising is distributed in tape format, but the Company believes that its conversion to a digital satellite system will reduce the investment necessary to create a satellite delivery network for radio spot advertising distribution.

  Industry sources estimate that there are approximately 10,200 licensed radio stations in the United States. The Company's experience is that the strongest market share leaders in any particular content format account for the vast majority of national spot radio media purchases in that market for that format. The Company estimates that 1,000 stations comprise most of the national spot radio advertising unit volume. In fiscal 1995, Cycle:Sat delivered radio advertising to approximately 4,300 locations. The Company believes that it is the second leading distributor of national spot radio advertising.

 Production Services

  Cycle:Sat maintains video and audio production and editing facilities as a component of its full service approach to its customers. Production services are performed in the regional office in New York and at the Forest City headquarters. The regional offices also provide the ability to make limited numbers of tape duplications for local delivery. The Company's New York regional office often delivers multiple copies of an advertisement for network clearance or network delivery. Many of the Company's customers outside of New York City utilize the Satellite Shuttle and the New York regional office to communicate with the television networks.

  Video production services typically include editing of a video tape master for local retailer information or other market-by-market customization. The Company also offers closed-captioning services. These services are designed to shorten the time frame to air a spot where competitive response and local customization are integral to the distribution function.

 Warehousing and Distribution Services

  With the purchase of TFI, the Company acquired one of the advertising market's leading archiving and storage services. This computer-supported operation archives and stores programming and television commercial production material off-site for advertisers and advertising agencies. The archived materials include finished television spots, film and audio elements, and printed materials which are cataloged and stored for rapid retrieval. The expense of maintaining libraries on-site is avoided by the customer, and the warehousing function produces recurring revenue for the Company.

  The archiving function is currently performed at facilities in Delaware and New Jersey, and locations are being expanded in Chicago and Los Angeles. Each customer service office has access to its archived data through the Company's computer system, and an advertiser or agency customer of the Company can request delivery service of its stored elements on-line. When combined with the rapid delivery of broadcast quality video utilizing the Company's Satellite Shuttle service, the warehousing operation provides the opportunity to significantly expand library management revenues for several customers, including television networks, television stations, advertisers, agencies and post-production houses.

  In addition to archiving and warehousing services, the Company distributes printed advertising materials, "one-sheets" and promotional displays to retail locations on behalf of advertising customers. The advertising materials are inventoried at the Los Angeles location, packaged into orders and distributed by a variety of carriers. For example, the Company often distributes to movie theaters advertising posters and other promotional materials that accompany new movie releases.

  The Company believes that an excellent opportunity exists to increase archiving and print distribution services revenues by providing these newly acquired services to Cycle:Sat's historical customer base.

 Conversion to Digital Network

  The Company will complete the conversion of its satellite network from an analog to digital format over the next 12 months to capture the additional revenue opportunities provided by what the Company believes will be the first large-scale, fully-deployed, broadcast quality digital delivery network in the United States. The shift to digital will substantially reduce the cost of adding new television stations and other locations to its network due to the ability to use a smaller and less expensive satellite antenna. The decreased cost of station downlinks may also provide the opportunity to create a radio spot delivery network utilizing the low incremental variable cost of point-to-multi-point satellite delivery.

  In addition, digital conversion will utilize the MPEG2 video compression algorithms that allow for simultaneous transmission of multiple broadcast quality video signals on one satellite transponder. The four-fold increase of simultaneous transmission capacity will allow Cycle:Sat to utilize its investment in transmission and downlink network equipment to carry multiple revenue-generating signals at the same time. The Company believes that the digital conversion also will allow for entry into new markets not previously available due to the constraints on transponder capacity under the Company's existing analog network. Further, the Company believes that it will have a significant cost advantage in several new markets due to the low incremental cost of increased traffic on its predominantly fixed cost satellite network.

  The Company has entered into three principal strategic relationships to effect the digital conversion of its network. The first relationship is with GE Americom, Cycle:Sat's current satellite transponder supplier. GE Americom's Satcom K-2, on which the Company's current analog network relies for satellite transmission, was launched in 1985 and is currently approaching its end-of-life in orbit. GE Americom has scheduled the launch of GE-1 in July 1996 to replace Satcom K-2 by September 1996. The Company has leased a transponder on GE-1 on a full-time long-term basis. GE-1 will be located at a more desirable orbital address and, with its higher 60 watt per transponder power, will provide better footprint coverage of North America, Hawaii and Alaska.

  The second strategic relationship involves General Instrument, a respected supplier of digital encoding equipment, digital receivers and encryption systems and the developer of compression algorithms for decreased bandwidth requirements for broadcast quality signal transmission. The Company has engaged General Instrument to manufacture the Company's Digital Cyclecypher to replace existing analog Cyclecyphers.

  The third strategic relationship exists with Media Magic, a developer of private networks for corporations including Ford Motor Company, IBM and Merrill Lynch. Media Magic has agreed to provide the interface between the Digital Cyclecypher and the television station video tape recorders that will allow "plug and play" replacement of existing interfaces from the analog Cyclecypher.

  The completion of the digital conversion is scheduled to take place in three phases. The first phase involves the installation of digital uplink encoding equipment at Cycle:Sat facilities. The installation and testing of the five digital uplinks in New York, Chicago, Los Angeles, Forest City and Memphis are expected to require approximately 60 days, beginning in late summer 1996. The second phase involves repointing the current satellite antennas installed at television stations to the orbital address of GE-1. The Company believes that GE-1 will be available for transmission traffic in early September 1996. Following the antenna movements, the Company's current analog network will remain fully functional using GE-1 as the satellite carrier. The third phase of the conversion involves the removal of the analog Cyclecypher and the re-installation of the new receiver and video tape recorder interface. This last phase is projected to be completed early in the first calendar quarter of 1997. The Company estimates the conversion cost to be $2,700 per station, consisting of $2,500 for the new Digital Cyclecypher and $200 for installation.

  Once the digital conversion has been completed, the cost of installing a station receiver will decrease substantially from historical levels, as illustrated by the average station installation cost information presented in the following table:

COMPONENT COST                               ANALOG SITE COST DIGITAL SITE COST
- --------------                               ---------------- -----------------
                                               (HISTORICAL)      (ESTIMATED)
Antenna and hardware........................ $          5,300 $           1,000
Cyclecypher.................................            2,400             2,500
Site preparation............................            1,750                 0
Installation expense........................            1,700               500
                                             ---------------- -----------------
    Total installed cost per site........... $         11,150 $           4,000
                                             ================ =================

 New Markets

  The increased transmission capacity provided by the digital conversion of the Company's satellite system will allow the Company to enter or significantly increase its presence in several new or expanding markets. The syndicated programming distribution market is estimated to be $125 million annually. The Company presently provides tape distribution for a small number of syndicated programs. However, the Company has established sales relationships with several of the largest television programming syndicators through its advertising distribution services sales force.

  The Company believes that continued consolidation of cable system ownership among multiple system operators ("MSOs") will attract increasing national spot advertising on local cable systems, especially in major markets. The Company intends to expand its satellite network to include MSOs and cable headends, which will facilitate the ability of advertisers to purchase cable advertising on a national spot market basis, mirroring the manner in which broadcast television advertising is purchased.

  Finally, the Company believes that the increased satellite capacity and reduced receiver installation costs resulting from the conversion to digital technology will allow it the opportunity to provide network management and content delivery services to private point-to-multi-point networks and to deliver non-broadcast quality content delivery to personal computer-based video receivers as that technology continues to evolve.

  As new revenue opportunities and markets develop, the Company believes that it will have a significant cost and pricing advantage over its competitors. The incremental variable cost of the converted digital satellite network for additional usage is expected to be small, and fixed costs for depreciation and satellite lease expense will be unaffected by increased volume.

CUSTOMERS

  Since its inception, Cycle:Sat has added customers and increased market share based on a combination of production quality, high-quality service, a significant price advantage versus its competitors and the ability to handle difficult spot television delivery requirements in a routine manner. The integration of the Company's satellite delivery network with the Memphis duplication facility has given advertisers a time advantage in their ability to deliver commercials for airing the next broadcast day. The traffic and order entry computer system also has increased the reliability and convenience of the delivery process.

  Sales from the motion picture and automobile industries have historically represented a substantial portion of the Company's revenues. Advertisers in both industries rely upon the Cycle:Sat network due to its unique capabilities. Motion picture studios often produce final commercials for a movie based on pre-screening or market testing of a film's creative positioning. Consequently, orders for commercial distribution often arrive late, with airtime already purchased to coincide with a movie opening. Advertisers in the automobile industry, especially the regional dealers' associations, often desire local market tagging and customization which Cycle:Sat has a unique capacity to satisfy.

  The acquisition of TFI increased the Company's presence with major national package goods and consumer products companies. Notable customer additions from the TFI acquisition include American Home Products, AT&T, General Mills, Procter & Gamble, RJR Nabisco, Sony Corporation, Time Warner and Unilever. The diversification of the Company's revenue base from both new customers and new products, notably warehousing and archiving services, has decreased the Company's reliance on the movie and automotive industries.

  For the fiscal year ended August 26, 1995, Cycle:Sat had approximately 900 active customer accounts. The Company calls on both advertisers and their agencies to generate distribution revenues. In many of the Company's customer relationships, the advertiser designates Cycle:Sat as the distribution services provider for the account. It is not customary in the advertising services industry to enter into long- term contracts with advertisers or their agencies.

  The major advertising agencies typically have multiple offices which have autonomy to choose distribution services providers. The Company treats each office of the major agencies as a separate customer for billing and account services purposes. Cycle:Sat has a national distribution services relationship with several major advertisers.

  In fiscal 1995, approximately 61% of the Company's revenues were generated from the 15 largest national accounts. Of the these accounts, approximately one-half are relationships where distribution services are billed directly to the advertiser. The remaining accounts are billed to various agencies for services performed for the advertiser where Cycle:Sat is designated as the principal service provider.

  The motion picture and automobile dealer association industries accounted for approximately 36.1% and 11.0%, respectively, of fiscal 1995 revenues. These two industries accounted for 61% of fiscal 1993 revenues. In fiscal 1995, Twentieth Century Fox accounted for over 10% of the Company's revenues, while Procter & Gamble accounted for over 10% of the Company's pro forma revenues for that period.

SALES AND MARKETING

  The Company employs a direct sales force that calls on advertising agencies to communicate the capabilities and comparative advantages of the Company's distribution system and its related products and services. In addition, the Company's sales force calls on corporate advertisers who may be in a position to influence agencies in directing deliveries to the Company. The Company currently has field sales representatives in New York, Los Angeles, Chicago and Dallas. Members of the Company's sales force are compensated through salary and commissions, with additional incentives offered for sales to new customers.

  The Company's marketing programs are directed toward communicating its unique capabilities and establishing itself as the predominant distribution network for the advertising industry. These techniques include newsletters, data sheets, application stories and direct mail promotional materials. The Company also uses telemarketing and direct mail programs to increase awareness of services like the Satellite Shuttle, closed-captioning and archiving services. The Company also engages in public relations activities including trade show participation and the promotion of articles in the trade and business press. The Company engages in limited media advertising, principally in trade publications of the advertising industry.

CUSTOMER SERVICE

  Cycle:Sat has built its reputation in the market with a strong commitment to customer service. The customer service staff develops personal relationships with advertisers and their agencies that emphasize delivery confirmation, meeting difficult delivery time frames, reliability and low cost. The Company strives to make its technology transparent to the customer while emphasizing the capabilities that its technology provides versus competitors.

  The Company's emphasis on production quality, customer service, speed of delivery and the ability to handle late orders has become the cornerstone of its marketing focus. Several Hollywood motion picture companies are customers due to the Company's ability to meet often-changing or rush delivery schedules. The Company also has developed a significant presence with agencies handling automobile dealer association accounts due to the ability to handle complex orders with local market customization.

  As of March 2, 1996, the Company has a customer service staff of 52 people that is available to cover the work day across multiple time zones from Forest City, the regional offices in New York, Chicago and Los Angeles, and the Memphis facility. This staff serves as a single point of problem resolution and supports not only the Company's customers, but also the television and radio stations and cable systems which receive the deliveries. Customer service calls concern such matters as the placing or revision of orders, and inquiries by agencies, advertisers or station personnel.

FACILITIES

  The Company leases all of its facilities pursuant to leases expiring between September 2000 and October 2005. The Company believes that its facilities are adequate for its current needs and that additional space will be available as needed.

GOVERNMENT REGULATION

  Transmissions from the Company's earth stations to satellites must be made pursuant to a license or other authorization granted by the Federal Communications Commission (the "FCC"). FCC licensing decisions or changes in U.S. government policies increasing or decreasing access to satellites could adversely affect the Company. No FCC authorization is required for reception of transmission from domestic satellites from points within the United States. The Company relies on third party licenses or authorizations when it transmits domestic satellite traffic through earth stations operated by such third parties.

  The FCC establishes technical standards for satellite transmission equipment which change from time to time and also requires coordination of earth stations with land-based microwave systems at certain frequencies to assure noninterference. Transmission equipment must also be installed and operated in a manner that avoids exposing humans to harmful levels of radio-frequency radiation. The placement of earth stations or other antennae is typically subject to regulation under local zoning ordinances.

  The Company holds FCC licenses and other authorizations required for the operation of its business. The Company's earth station licenses are normally granted for a period of ten years, with the first to expire in 1997 and the last to expire in 2005. Generally, authorizations to provide service are of indefinite duration and are routinely renewed and valid until revoked or surrendered.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company primarily relies upon a combination of patent, copyright, trademark and trade secret laws and license agreements to establish and protect proprietary rights in its technologies. The use of a satellite communications network, which allows for selective addressability and command of each downlink and decoder, is protected by a U.S. patent issued to the Company on July 2, 1991. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's hardware, software or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

  Because the Company's business is characterized by rapid technological change, the Company believes that factors such as the technological and creative skills of its personnel, new computer hardware, software and telecommunications developments, frequent hardware and software enhancements, name recognition, and reliable customer service and support are more important to establishing and maintaining a leadership position than the various legal protections of its technology.

  The Company believes that its patent, software, trademarks and other proprietary rights do not infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert such infringement by the Company with respect to current or future software, hardware or services. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause software release delays or might require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. The Company is presently involved in one lawsuit with a former employee relating to certain software written for the Company by the employee. See "Litigation."

EMPLOYEES

  The Company had 210 employees as of March 2, 1996, including 102 in operations, 43 in customer support, nine in station relations, 23 in administrative support, 15 in financial administration, nine in sales and marketing, five in senior management and four in edit and production. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company considers its employee relations to be good.

LITIGATION

  The Company is a defendant in a lawsuit filed on February 6, 1995 in the Iowa District Court for Winnebago County, Iowa, by a former employee, Michael Diggan d/b/a Jemi Software, related to certain software written by the employee for the Company. In September 1994, in an earlier lawsuit by the employee, the United States District Court for the Northern District of Iowa determined that while the software was owned by the employee, he had granted an implied license to the Company to use the software. The present suit seeks monetary damages in an unspecified amount on the basis of this implied license. Management intends to vigorously defend against such claims.

  In addition, the Company is subject from time to time to litigation arising in the ordinary course of its business, and the Company believes that no such litigation is pending that would have a material adverse effect on the Company's business.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

NAME                         AGE                    POSITION
- ----                         ---                    --------
Loren A. Swenson............  48 President, Chief Executive Officer and Director
Richard H. Leet, II.........  43 Vice President, Chief Operating Officer and
                                  Chief Financial Officer
Theodore L. Henry...........  48 Vice President, Sales and Marketing
Charles A. Ahto.............  62 Senior Vice President and Director
Tom O. Mikkelsen............  47 Vice President and Chief Technology Officer
Fred G. Dohrmann............  64 Chairman of the Board and Director
John K. Hanson..............  82 Director
Luise V. Hanson (1)(2)......  82 Director
Bruce D. Hertzke............  44 Director
Edwin F. Barker (1).........  48 Director
Joseph M. Shuster (1)(2)....  63 Director

- --------
(1) Member of the Audit Committee.

(2) Member of the Human Resources Committee.

  Mr. Swenson is a Director and the President and Chief Executive Officer of the Company. He joined the Company in 1986 as Vice President of Operations at the time of its acquisition by Winnebago, and directed the design and construction of the Forest City office and network control facility. Mr. Swenson was promoted to Vice President and Chief Operating Officer in December 1988, President in December 1989 and Chief Executive Officer in December 1993. From 1975 to 1986, Mr. Swenson held various positions at Winnebago, including management positions in marketing communications, public relations and administration.

  Mr. Leet is the Vice President, Chief Operating Officer and Chief Financial Officer of the Company. He joined the Company in 1987 as Regional Sales Manager in Chicago. In 1988, he was promoted to

National Sales Manager and was responsible for opening the New York and Chicago regional offices. In April 1994, he moved to Memphis as Vice President and Chief Operating Officer to oversee the Company's operations and customer support function and was named Chief Financial Officer in March 1996.

  Mr. Henry is the Vice President, Sales and Marketing of the Company. Under his direction, the production services staff and facilities were established in Los Angeles. Mr. Henry joined the Company in 1989 as Vice President, Sales--Western Region and in April 1994, was promoted to Vice President, Sales and Marketing. He is a member of the Los Angeles Advertising Club and the Advertising Business Affairs Association.

  Mr. Ahto is Senior Vice President and a Director of the Company, having joined the Company through the acquisition of TFI. From 1966 to 1995, he served as President of the TFI division of MPO. Mr. Ahto was instrumental as a conference vice president in expanding the Society of Motion Picture Engineers to include television engineering personnel. He is a fellow of the Society of Motion Picture and Television Engineers and a member of the corresponding organization in the United Kingdom.

  Mr. Mikkelsen is Vice President and Chief Technology Officer of the Company. He joined the Company in February 1990 with responsibility for network operations and technical resources. He became Director of Operations with responsibility for the Memphis production facility in 1990. He became Vice President and Chief Technology Officer in June 1994. Mr. Mikkelsen's career in television network engineering spans over 20 years. He is a member and manager for the Regional Chapter of the Society of Motion Picture and Television Engineers, and a member of the Society of Broadcast Engineers and the Society of Satellite Professionals.

  Mr. Dohrmann became a Cycle:Sat Director in May 1990, and he became Chairman of Cycle:Sat in October 1995. He became President and CEO of Winnebago in December 1993. He has been a Winnebago director since 1989.

  Mr. Hanson has been a Director of Cycle:Sat since 1987. Mr. Hanson founded Winnebago in 1958, becoming its President in 1959 and Chairman in 1971. He has been a Winnebago director since 1958.

  Mrs. Hanson has been a Director of Cycle:Sat since 1987. Mrs. Hanson is the wife of John K. Hanson. She is a former director of Winnebago.

  Mr. Hertzke became a Cycle:Sat Director in October 1995. Mr. Hertzke has served as Chief Operating Officer of Winnebago since June 1995 and Vice President, Operations of Winnebago since June 1989.

  Mr. Barker became a Cycle:Sat Director in October 1995. Mr. Barker also has served as a Vice President of Winnebago since 1980 and its Chief Financial Officer since December 1989.

  Mr. Shuster became a Cycle:Sat Director in 1988. Mr. Shuster also is Chairman of Teltech, Inc., an information services company based in Minneapolis. He became a director of Winnebago in 1988.

CLASSIFIED BOARD OF DIRECTORS; COMMITTEES

  Currently, directors hold office until the next annual meeting of the shareholders of the Company, or until their successors have been elected and qualified. Pursuant to the Company's Restated Articles of Incorporation, a classified Board of Directors, in which the Directors will be divided into three groups to serve staggered three-year terms, will be implemented at the next annual meeting of shareholders to be held in January 1997.

  The Board of Directors has a Human Resources Committee and an Audit Committee. The Human Resources Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees of the Company. The Audit Committee reviews the results and scope of the audit of the Company's financial statements and other accounting related issues.

COMPENSATION OF DIRECTORS

  Directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings, but otherwise do not receive any compensation for their service as a director.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid to the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company whose compensation exceeded $100,000 during the fiscal year ended August 26, 1995.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                                  ------------------------------
                                                    OTHER ANNUAL   ALL OTHER
   NAME AND PRINCIPAL POSITION     SALARY     BONUS COMPENSATION  COMPENSATION
   ---------------------------    --------    ----- ------------  ------------
Loren A. Swenson................. $182,725(1)  --          --       $22,162(2)
 President and Chief Executive
 Officer
Richard H. Leet, II..............  134,949(3)  --     $ 43,413(4)    11,703(5)
 Vice President, Chief Operating
 Officer
 and Chief Financial Officer
Theodore L. Henry................  132,084(6)  --      100,641(7)     7,949(8)
 Vice President, Sales and
 Marketing
Charles A. Ahto..................  153,846(9)  --          --         1,620(10)
 Senior Vice President
Tom O. Mikkelsen.................  102,129     --          --           530
 Vice President and Chief
 Technology Officer

- --------

(1) Includes deferred compensation of $15,300.
(2) Includes $21,176 in accrued deferred compensation benefits and premiums paid by the Company for group term life insurance.

(3) Includes deferred compensation of $7,280.
(4) Includes moving expenses of $29,580 for relocation from New York to Memphis and sales commissions of $13,833.
(5) Includes $11,255 in accrued deferred compensation benefits and premiums paid by the Company for group term life insurance.

(6) Includes deferred compensation of $4,500.
(7) Sales commissions.
(8) Includes $7,203 in accrued deferred compensation benefits and premiums paid by the Company for group term life insurance.
(9) From date of TFI acquisition. See "Certain Transactions."
(10) For a description of certain payments under a noncompetition agreement, see "Certain Transactions."

EMPLOYMENT AGREEMENTS

  The Company does not have written employment agreements with its executive officers other than Mr. Ahto. See "Certain Transactions."

1996 EQUITY COMPENSATION PLAN

  The Company's 1996 Equity Compensation Plan (the "Plan") was adopted as an incentive for officers and other key employees. The Plan is administered by the Human Resources Committee of the Board of Directors, each member of which is "disinterested" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Human Resources Committee has sole discretion to determine which officers or key employees shall be eligible for grants of options and all terms of such options, including exercise price.

  At the effective time of the offering, and pursuant to the Plan, the Company will grant options to purchase shares of Common Stock of the Company to Mr. Dohrmann, Mr. Swenson, Mr. Leet, Mr. Henry, Mr. Mikkelsen, Mr. Ahto and Mr. Mark Stanton, in the amounts of 75,000 shares, 100,000 shares, 50,000 shares, 50,000 shares, 50,000 shares, 40,000 shares and 25,000 shares, respectively. These options will be issued at the offering price, will have a term of ten years and will be fully exercisable upon their grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Human Resources Committee was formed in March 1996 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's 1996 Equity Compensation Plan and make recommendations to the Board of Directors regarding such matters. The Human Resources Committee is currently composed of Mrs. Hanson and Mr. Shuster. Neither of these individuals has received compensation as an officer or employee of the Company. Prior to formation of the Human Resources Committee, the entire Board of Directors administered executive compensation programs. No interlocking relationship exists between any member of the Company's Human Resources Committee and any member of any other company's board of directors or compensation committee.

                             CERTAIN TRANSACTIONS

  As an 80%-owned subsidiary of Winnebago, the Company historically has entered into a variety of financing and guaranty arrangements, leases and other relationships with Winnebago. Mr. and Mrs. Hanson together own stock representing 42.5% of the voting power of Winnebago, which allows them to significantly influence Winnebago. Over the last two years, the Company has substantially reduced its reliance upon Winnebago in connection with such arrangements and relationships in a number of areas. The Company anticipates that, as the terms of the existing arrangements between the Company and Winnebago expire, it will further reduce its reliance upon Winnebago.

  The Company has entered into certain sale/leaseback agreements and additional capital lease arrangements for much of the Company's video equipment and tape machines. The leases have terms ranging from two to six years and are guaranteed by Winnebago. The total aggregate amount due under the guaranteed capital leases was $1,057,083 as of March 2, 1996.

  The Company leases its facilities in Forest City, Iowa from Winnebago for $8,490 per month. The current lease commenced on September 1, 1995 and has a term of five years.

  In February 1995, the Company entered into a $4,500,000 secured revolving line of credit with a commercial bank expiring on January 31, 1997, which bears interest at the 90-day LIBOR rate plus 1.5% per year. Terms of the agreement limit the amount advanced to the lesser of $4,500,000 or the sum of 80% of the Company's eligible accounts receivable and 50% of its inventory. The borrowings under the revolving line of credit are secured by the Company's accounts receivable and inventory and are guaranteed by Winnebago.

  In connection with the TFI acquisition, the Company entered into a bank term note with an original principal amount of $4,400,000 (increased to $5,400,000 as of March 2, 1996 to finance fiscal 1996 capital expenditures) maturing in September 1999, which bears interest at the 90-day LIBOR rate plus 2.5% per year. The Company's obligations under the bank term note are guaranteed by Winnebago.

  In connection with the TFI acquisition, the Company issued a promissory note to MPO dated March 31, 1995 for $4,200,000, bearing interest at 8% per year. Additionally, MPO and the Company entered into a noncompetition agreement which precludes MPO from competing in any business similar to the business of the Company in North America for five years and required an initial payment of $25,000 and additional payments by the Company of $25,000 upon each of the first, second and third anniversaries of the agreement. The Company's obligations under the noncompetition agreement and the promissory note are guaranteed by Winnebago.

  In connection with the TFI acquisition, the Company entered into an employment agreement and a noncompetition agreement with Mr. Ahto, who was the President of TFI. The employment agreement has a two-year term expiring in April 1997, provides for an annual salary of $400,000 and an automobile, and is terminable by the Company only for cause, as defined therein. In certain situations resulting in the early termination of the employment agreement, Mr. Ahto is entitled to a severance payment of $50,000 or an amount equal to one-half of the remaining salary due Mr. Ahto for the second year of the agreement, depending upon the event causing the termination of employment. The Company may elect to continue to employ Mr. Ahto for an additional year following the end of the initial two-year term of the employment agreement at an annual salary of $200,000 plus 2% of certain Company sales. The noncompetition agreement, which precludes Mr. Ahto from competing in any business similar to the business of the Company in North America and Europe, has a term of five years expiring in April 2000 and required an initial payment by the Company of $1,108,333 and additional payments of $134,750 each quarter through April 1, 1998. The payments due under the noncompetition agreement are payable, notwithstanding Mr. Ahto's death or the termination of his employment. Upon the occurrence of certain events of default, including a change in control of Cycle:Sat or a disposition of all or substantially all of its assets, the entire remaining payments due under the noncompetition agreement become due and payable. Cycle:Sat's performance under both the employment agreement and the noncompetition agreement is guaranteed by Winnebago.

  On March 21, 1996, the Company entered into an unsecured $2,000,000 revolving credit agreement with Winnebago which matures on September 20, 1996. The principal balance earns interest at the prime rate plus 2% per year.

  The Company earned $144,051 of revenue from Winnebago in fiscal 1995 and $71,655 in the six-month period ended March 2, 1996 for production services related to Winnebago promotional videos and materials.

  Winnebago charges the Company monthly for certain operating expenses paid by Winnebago on behalf of the Company for 401(k) profit-sharing plan contributions, health insurance, property insurance, and certain utilities, as well as services provided directly by Winnebago. The Company was charged $884,419 by Winnebago for these expenses during fiscal 1995 and $480,282 during the six-month period ended March 2, 1996. Accounts payable to Winnebago relating to these expenses were $64,047 and $85,343 at August 26, 1995 and March 2, 1996, respectively.

  The employees of the Company are eligible to participate in a qualified profit-sharing and contributory 401(k) plan and a stock bonus retirement plan for eligible employees sponsored by Winnebago. The plans provide for contributions to be determined by Winnebago's Board of Directors. Winnebago charges the Company for the Company's share of the matching contribution to the profit-sharing and contributory 401(k) plan and the stock bonus plan. Total amounts expensed for contributions to these Winnebago plans were $132,686 for fiscal 1995, and $16,526 for the six-month period ended March 2, 1996.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 2, 1996, and as adjusted to reflect the sale of 3,000,000 shares of Common Stock offered by the Company and 750,000 shares of Common Stock offered by the Selling Shareholders, (i) by each shareholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each director, (iii) by each executive officer named in the Summary Compensation Table set forth under "Management," (iv) by all executive officers and directors as a group, and (v) by each Selling Shareholder. Except as otherwise indicated and except to the extent authority is shared by spouses under applicable law, each named beneficial owner has sole voting and investment power with respect to the shares listed.

                                       BENEFICIAL OWNERSHIP
                          ------------------------------------------------------
                                                              SHARES TO BE
                                SHARES                        BENEFICIALLY
                          BENEFICIALLY OWNED    NUMBER OF      OWNED AFTER
                           PRIOR TO OFFERING     SHARES         OFFERING
   NAME AND ADDRESS OF    ---------------------   BEING     --------------------
    BENEFICIAL OWNER(1)     NUMBER    PERCENT    OFFERED     SHARES      PERCENT
   ---------------------  ----------- --------- ---------   ---------    -------
Winnebago Industries,
 Inc.(2).................   5,588,480    80.0%       --     5,588,480     56.0%
John K. Hanson(3)........   1,160,932    16.6    730,000      430,932(4)   4.3
Luise V. Hanson(3).......     236,188     3.4     20,000      216,188(4)   2.2
Bruce D. Hertzke.........         --      --         --           --       --
Edwin F. Barker..........         --      --         --           --       --
Joseph M. Shuster........         --      --         --           --       --
Loren A. Swenson.........         --      --         --       100,000(5)    *
Richard H. Leet, II......         --      --         --        50,000(5)    *
Theodore L. Henry........         --      --         --        50,000(5)    *
Charles A. Ahto..........         --      --         --        40,000(5)    *
Tom O. Mikkelsen.........         --      --         --        50,000(5)    *
Fred G. Dohrmann.........         --      --         --        75,000(5)    *
All directors and
 executive
 officers as a group (11
 persons)................   1,397,120    20.0%   750,000(6) 1,012,120(7)   9.8%

- --------
 * Less than 1%
(1) The business address for each officer and director of the Company is 119 John K. Hanson Drive, Forest City, Iowa 50436.
(2) The business address of Winnebago is Winnebago Industries, Inc., Post Office Box 152, Forest City, Iowa 50436.
(3) The business address of Mr. and Mrs. Hanson is c/o Winnebago Industries, Inc., Post Office Box 152, Forest City, Iowa 50436. On March 2, 1996, Mr. and Mrs. Hanson owned, collectively, 42.5% of the stock of Winnebago and thus may be deemed to have control of Winnebago.

(4) Mr. and Mrs. Hanson have granted an over-allotment option to the Underwriters to purchase up to an aggregate of 430,932 and 131,568 shares of Common Stock, respectively. If the Underwriters' over-allotment option is exercised in full, Mr. and Mrs. Hanson will own 0 and 84,620 shares of Common Stock, respectively.

(5) Options granted on the date of this Prospectus that are immediately exercisable and which have an exercise price equal to the offering price.

(6) Includes shares being offered by Mr. and Mrs. Hanson. Excludes shares owned by Mr. and Mr. Hanson subject to the Underwriters' over-allotment option described in note (4) above.

(7) Includes options for 365,000 shares granted on the date of this Prospectus that are immediately exercisable and which have an exercise price equal to the offering price. If the Underwriters' over-allotment option is exercised in full, all directors and officers as a group will beneficially own 449,620 shares of Common Stock, representing approximately 4.3% of the shares beneficially owned after this offering.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Company's Restated Articles of Incorporation and Bylaws which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

  The total amount of authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. There is no cumulative voting. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of holders of preferred stock then outstanding, if any. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor.

  As of March 2, 1996, there were 6,985,600 shares of Common Stock outstanding, which were held of record by three shareholders. Upon the consummation of this offering, there will be 9,985,600 shares of Common Stock outstanding. The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered will be upon payment therefor, validly issued, fully paid and nonassessable.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CYCN."

PREFERRED STOCK

  The Company's Board of Directors may, without further action by the Company's shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management. The Board of Directors of the Company, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the offering, there will be no shares of preferred stock outstanding, and the Company has no present intention to issue any shares of preferred stock.

LIMITATIONS ON CHANGE OF CONTROL

  Certain provisions of the Restated Articles of Incorporation and the Company's Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  The Company's Restated Articles of Incorporation provide that the Board of Directors will be divided into three classes, with staggered three-year terms. The number of directors shall be not less than five nor more than ten, with the classes to be as nearly equal in number as possible. As a result, only one class of directors will be elected at each annual meeting of shareholders of the Company, with the other classes of directors continuing for the remainder of their respective three-year terms. The classification of the Board of Directors makes it more difficult for the Company's existing shareholders to replace the Board of Directors, as well as for another party to obtain control of the Company by replacing the Board of Directors. Because the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

  The Company's Restated Articles of Incorporation and Bylaws contain provisions requiring the affirmative vote of the holders of at least two-thirds of the voting stock of the Company to amend the foregoing provisions of the Restated Articles of Incorporation and Bylaws.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Restated Articles of Incorporation limit the liability of directors to the fullest extent permitted by the Iowa Business Corporation Act. In addition, the Restated Articles of Incorporation provide that the Company will indemnify directors and officers of the Company, except for liability for (i) breach of a director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) any transaction from which the officer or director derived an improper personal benefit, (iv) any unlawful distributions in violation of Section 490.833 of the Iowa Business Corporation Act or (v) judgments, penalties, fines and settlements arising from any proceeding by or in the right of the Company, or against expenses in any such case where the officer or director is judged liable to the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and the registrar for the Common Stock is Norwest Bank Minneapolis, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 9,985,600 shares of Common Stock, assuming no exercise of outstanding stock options. Of these shares, the 3,750,000 shares of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company (as that term is defined in Rule 144 of the Securities Act). The remaining 6,235,600 shares of Common Stock (the "Restricted Shares") were acquired in transactions exempt from registration under the Securities Act and may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, such as Rule 144 under the Securities Act.

SALES OF RESTRICTED SHARES

  In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least two years, or any person who may be deemed an affiliate of the Company, is entitled, subject to certain conditions, to sell within any three-month period a number of shares which does not exceed the greater of (i) 1% of the Company's then outstanding shares of Common Stock (99,856 shares immediately after the consummation of this offering, assuming no exercise of outstanding stock options) or (ii) the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of public information about the Company.

  The Company intends to file a registration statement under the Securities Act to register 1,000,000 shares of Common Stock reserved for issuance under the 1996 Equity Compensation Plan. Shares of Common Stock issued pursuant to this plan will be eligible for sale, subject, generally, to compliance with Rule 144.

LOCK-UP AGREEMENTS

  All of the Restricted Shares and all shares purchasable pursuant to stock options granted at the time of the offering are subject to lock-up agreements with the Underwriters that prohibit their sale or other disposition for 180 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

EFFECT OF SALES OF SHARES

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and impair the Company's ability to raise capital through the sale of its equity securities. See "Dilution."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Wheat, First Securities, Inc. have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                        NUMBER
UNDERWRITERS                                                           OF SHARES
- ------------                                                           ---------
Alex. Brown & Sons Incorporated.......................................
Wheat, First Securities, Inc..........................................
                                                                       ---------
    Total............................................................. 3,750,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Shareholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $     per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $      per
share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Selling Shareholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 562,500 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. Of this amount, the first 430,932 shares would be sold by John K. Hanson and any additional shares, up to 131,568 shares, would be sold by Luise V. Hanson. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock by it shown in the above table bears to 3,750,000, and the Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,750,000 shares are being offered.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company, the current shareholders of the Company, and all executive officers and directors of the Company, holding in the aggregate 6,235,600 shares of Common Stock and options to purchase 390,000 shares of Common Stock, have agreed not, directly or indirectly, to offer, sell or grant any option to purchase or otherwise dispose of any of such Common Stock for a period of 180 days after the date of this Prospectus without the prior consent of the Representatives of the Underwriters; provided, however, that the Company is entitled to grant options under the 1996 Equity Compensation Plan so long as any shares issued upon the exercise of such options are subject to this restriction. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Blackwell Sanders Matheny Weary & Lombardi L.C., Kansas City, Missouri. Certain legal matters will be passed upon for the Underwriters by Dow, Lohnes & Albertson, Washington, D.C.

                                    EXPERTS

  In connection with the offering, Winnebago Industries, Inc. has engaged Christenberry Collet & Company, Inc., Kansas City, Missouri, as financial advisors.

  The financial statements of Cycle:Sat, Inc. as of August 27, 1994 and August 26, 1995 and for each of the three years in the period ended August 26, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The statements of operations and cash flows of the business acquired in fiscal 1995, TFI, for each of the three years in the period ended December 31, 1994 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission ("the Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and financial schedules thereto. Reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and such exhibits and schedules, copies of which may be examined or copied at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

                                CYCLE:SAT, INC.

                         INDEX TO FINANCIAL STATEMENTS

Cycle:Sat, Inc.:
  Audited Financial Statements as of August 27, 1994 and August 26, 1995
   and for each of the three years ended August 26, 1995, and unaudited financial statements as of March 2, 1996 and for the six-month periods ended February 25, 1995 and March 2, 1996:
  Independent Auditors' Report............................................  F-2
  Balance Sheets..........................................................  F-3
  Statements of Operations................................................  F-4
  Statements of Cash Flows................................................  F-5
  Statements of Stockholders' Equity......................................  F-6
  Notes to Financial Statements...........................................  F-7
Tape Film Industries:
  Independent Auditors' Report............................................ F-16
  Divisional Statements of Operations for the years ended December 31,
   1992, 1993 and 1994.................................................... F-17
  Divisional Statements of Cash Flows for the years ended December 31,
   1992, 1993 and 1994.................................................... F-18
  Notes to Divisional Financial Statements................................ F-19

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Cycle:Sat, Inc.
Forest City, Iowa

  We have audited the accompanying balance sheets of Cycle:Sat, Inc. (the Company) (an 80%-owned subsidiary of Winnebago Industries, Inc.) as of August 27, 1994 and August 26, 1995 and the related statements of operations, stockholders' equity and cash flows for the fiscal years ended August 28, 1993, August 27, 1994 and August 26, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Cycle:Sat, Inc. as of August 27, 1994 and August 26, 1995 and the results of its operations and its cash flows for the fiscal years ended August 28, 1993, August 27, 1994 and August 26, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
January 24, 1996
(April 10, 1996 as to Note 12)

                                CYCLE:SAT, INC.

                                 BALANCE SHEETS

                                         AUGUST 27,    AUGUST 26,     MARCH 2,
                ASSETS                      1994          1995          1996
                ------                  ------------  ------------  ------------
                                                                    (UNAUDITED)
 Current Assets:
   Cash...............................  $     64,742  $    372,535  $        228
   Receivables, less allowance for
    doubtful accounts of $73,031,
    $55,792 and $204,589,
    respectively......................     4,293,995     6,058,706     6,186,852
   Deposits...........................       108,319       123,976       147,522
   Inventory..........................        59,934        81,216        78,861
   Prepaid expenses...................       355,987        64,296       144,483
   Receivable from parent company.....       600,841
                                        ------------  ------------  ------------
     Total current assets.............     5,483,818     6,700,729     6,557,946
 Property and Equipment, net..........     3,662,449     3,783,817     4,665,339
 Noncompete Agreements, less
  accumulated amortization of $131,667
  and $395,000 for 1995 and 1996,
  respectively........................                   2,501,666     2,238,333
 Goodwill, less accumulated
  amortization of $198,040 and
  $598,859 for 1995 and 1996,
  respectively........................                   7,785,391     7,424,485
                                        ------------  ------------  ------------
     Total assets.....................  $  9,146,267  $ 20,771,603  $ 20,886,103
                                        ============  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Current Liabilities:
   Bank revolving line of credit......  $  2,300,000  $  4,000,000  $  4,500,000
   Accounts payable...................     1,266,333     2,288,786     1,788,913
   Current maturities of capital
    leases and deferred rent..........     1,980,048     1,259,689       968,638
   Current maturities of long-term
    debt..............................                   1,787,769     2,709,873
   Accrued payroll and vacation.......       320,916       515,031       500,739
   Other accrued expenses.............        54,916       150,218       143,913
                                        ------------  ------------  ------------
     Total current liabilities........     5,922,213    10,001,493    10,612,076
 Capital Lease Obligations and
  Deferred Rent.......................     1,205,812     1,018,652       725,662
 Long-Term Debt.......................                   7,892,927     7,106,890
 Deferred Compensation................        77,554       130,344       150,839
 Commitments and Contingencies
 Stockholders' Equity:
   Common stock, $0.01 par value;
    50,000,000 shares authorized;
    6,985,600 shares issued and
    outstanding.......................        69,856        69,856        69,856
   Additional paid-in capital.........    34,912,180    34,912,180    34,912,180
   Accumulated deficit................   (33,041,348)  (33,253,849)  (32,691,400)
                                        ------------  ------------  ------------
     Total stockholders' equity.......     1,940,688     1,728,187     2,290,636
                                        ------------  ------------  ------------
     Total liabilities and
      stockholders' equity............  $  9,146,267  $ 20,771,603  $ 20,886,103
                                        ============  ============  ============

                       See notes to financial statements.

                                CYCLE:SAT, INC.

                            STATEMENTS OF OPERATIONS

                                  FISCAL YEARS ENDED                 SIX MONTHS ENDED
                          -------------------------------------  ------------------------
                          AUGUST 28,   AUGUST 27,   AUGUST 26,   FEBRUARY 25,  MARCH 2,
                             1993         1994         1995          1995        1996
                          -----------  -----------  -----------  ------------ -----------
                                                                       (UNAUDITED)
Revenues:
  Network services......  $13,210,399  $17,499,856  $21,478,889   $9,376,362  $12,882,780
  Production services...    1,085,190      870,747    1,473,810      318,960    1,162,780
  Warehouse and
   distribution.........       19,627       22,394    1,205,702        6,974    1,446,232
  Other.................      616,951      561,828      469,489      273,870      258,614
                          -----------  -----------  -----------   ----------  -----------
    Net revenues........   14,932,167   18,954,825   24,627,890    9,976,166   15,750,406
Operating Expenses:
  Cost of services
   (excludes
   depreciation shown
   separately below)....    9,883,419   10,161,756   13,651,156    5,377,537    8,868,525
  Selling and
   promotional..........    1,552,690    1,596,185    1,611,017      803,741      732,530
  General and
   administrative
   (excludes
   depreciation and
   amortization shown
   separately below)....    3,990,414    4,022,634    5,840,529    2,498,391    3,554,540
  Depreciation and
   amortization.........    1,489,396    1,619,008    2,160,639      881,893    1,488,370
  Research and
   development..........          214      110,348      143,814       20,011           98
  Abandonment of flat
   antenna product......                                673,457
                          -----------  -----------  -----------   ----------  -----------
    Total operating
     expenses...........   16,916,133   17,509,931   24,080,612    9,581,573   14,644,063
                          -----------  -----------  -----------   ----------  -----------
Operating Income (Loss).   (1,983,966)   1,444,894      547,278      394,593    1,106,343
Other (Expense) Income:
  Interest expense......     (402,378)    (426,708)    (816,241)    (225,047)    (626,534)
  Other income
   (expense)............          173         (104)      56,462       28,967       82,640
                          -----------  -----------  -----------   ----------  -----------
    Other expense.......     (402,205)    (426,812)    (759,779)    (196,080)    (543,894)
                          -----------  -----------  -----------   ----------  -----------
Net Income (Loss).......  $(2,386,171)   1,018,082  $  (212,501)  $  198,513  $   562,449
                          ===========  ===========  ===========   ==========  ===========
Net Income (Loss) Per
 Share..................  $     (0.34) $      0.15  $     (0.03)  $     0.03  $      0.08
                          ===========  ===========  ===========   ==========  ===========
Weighted Average Common
 Shares Outstanding.....    6,985,600    6,985,600    6,985,600    6,985,600    6,985,600
                          ===========  ===========  ===========   ==========  ===========


                       See notes to financial statements.

                                CYCLE:SAT, INC.

                            STATEMENTS OF CASH FLOWS

                                FISCAL YEARS ENDED               SIX MONTHS ENDED
                         -----------------------------------  -----------------------
                         AUGUST 28,   AUGUST 27,  AUGUST 26,  FEBRUARY 25,  MARCH 2,
                            1993         1994        1995         1995        1996
                         -----------  ----------  ----------  ------------ ----------
                                                                    (UNAUDITED)
Cash Flows From
 Operating Activities:
  Net income (loss)..... $(2,386,171) $1,018,082  $ (212,501)  $  198,513  $  562,449
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by (used in)
   operating activities:
    Depreciation and
     amortization.......   1,489,396   1,619,008   2,160,639      881,893   1,488,370
    (Gain) loss on
     disposal of
     property...........        (100)        190      61,523      (28,854)    (97,509)
    Increase (decrease)
     in deferred
     satellite lease
     expense............     399,070     207,168    (232,997)    (101,581)   (131,417)
    Increase in deferred
     compensation.......      32,149      36,409      52,790       26,395      20,495
    (Increase) decrease
     in Winnebago
     receivable.........     (66,307)    (74,705)    600,841      600,841
    (Increase) decrease
     in accounts
     receivable.........  (1,459,512) (1,043,691) (1,764,711)   1,109,872    (128,146)
    Decrease (increase)
     in deposits........     113,813     (59,961)    (15,657)      49,614     (23,546)
    (Increase) decrease
     in inventory.......     (23,711)     77,694     (21,282)     (16,995)      2,355
    (Increase) decrease
     in prepaid
     expenses...........    (286,211)    (66,631)    291,691     (171,388)    (80,187)
    Increase (decrease)
     in accounts
     payable............     336,961    (705,292)  1,022,453     (278,263)   (499,873)
    Increase (decrease)
     in accrued
     expenses...........      50,026     (31,979)    156,154      (13,766)    (20,597)
                         -----------  ----------  ----------   ----------  ----------
      Net cash (used in)
       provided by
       operating
       activities.......  (1,800,597)    976,292   2,098,943    2,256,281   1,092,394
Cash Flows From
 Investing Activities:
  Purchases of property
   and equipment........    (454,520)   (582,113)   (845,088)    (706,624) (1,655,808)
  Proceeds from sale of
   property and
   equipment............       1,679      28,028      63,644       47,932     225,525
  Payment for purchase
   of TFI acquisition...                          (4,933,504)                 (39,915)
                         -----------  ----------  ----------   ----------  ----------
      Net cash used in
       investing
       activities.......    (452,841)   (554,085) (5,714,948)    (658,692) (1,470,198)
Cash Flows From
 Financing Activities:
  Proceeds from
   revolving line of
   credit...............               2,300,000   2,550,000                  500,000
  Payments on revolving
   line of credit.......                            (850,000)    (400,000)
  Advances from
   Winnebago............   1,096,030     600,000
  Payments to Winnebago.              (1,696,030)
  Proceeds from long-
   term debt............                           4,400,000                1,000,000
  Payments on long-term
   debt.................                            (419,304)                (863,933)
  Payments on capital
   lease obligations....  (1,299,244) (1,595,583) (1,756,898)    (630,864)   (630,570)
                         -----------  ----------  ----------   ----------  ----------
      Net cash (used in)
       provided by
       financing
       activities.......    (203,214)   (391,613)  3,923,798   (1,030,864)      5,497
                         -----------  ----------  ----------   ----------  ----------
Net (Decrease) Increase
 in Cash................  (2,456,652)     30,594     307,793      566,725    (372,307)
Cash at Beginning of
 Period.................   2,490,800      34,148      64,742       64,742     372,535
                         -----------  ----------  ----------   ----------  ----------
Cash at End of Period... $    34,148  $   64,742  $  372,535   $  631,467  $      228
                         ===========  ==========  ==========   ==========  ==========
Supplemental Cash Flow
 Information--
  Cash paid during the
   period for:
    Interest............ $   501,413  $  468,685  $  741,241   $  225,047  $  626,534
    Income taxes........         --          --          --           --          --
  Non-cash transactions
   during the period--
   property purchased
   under capital lease
   obligations..........     841,639     444,159   1,292,201          --      177,946
  Issuance of note and
   obligations for:
    Non-compete
     agreements.........                           1,500,000
    Acquisition of TFI..                           4,200,000

                       See notes to financial statements.

                                CYCLE:SAT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK    ADDITIONAL
                          -----------------   PAID-IN   ACCUMULATED
                           SHARES   AMOUNT    CAPITAL     DEFICIT       TOTAL
                          --------- ------- ----------- ------------  ----------
Balance at August 29,
 1992...................  6,985,600 $69,856 $34,912,180 $(31,673,259) $3,308,777
  Net loss..............                                  (2,386,171) (2,386,171)
                          --------- ------- ----------- ------------  ----------
Balance at August 28,
 1993...................  6,985,600  69,856  34,912,180  (34,059,430)    922,606
  Net income............                                   1,018,082   1,018,082
                          --------- ------- ----------- ------------  ----------
Balance at August 27,
 1994...................  6,985,600  69,856  34,912,180  (33,041,348)  1,940,688
  Net loss..............                                    (212,501)   (212,501)
                          --------- ------- ----------- ------------  ----------
Balance at August 26,
 1995...................  6,985,600  69,856  34,912,180  (33,253,849)  1,728,187
  Net income
   (Unaudited)..........                                     562,449     562,449
                          --------- ------- ----------- ------------  ----------
Balance at March 2, 1996
 (Unaudited)............  6,985,600 $69,856 $34,912,180 $(32,691,400) $2,290,636
                          ========= ======= =========== ============  ==========





                       See notes to financial statements.

                                CYCLE:SAT, INC.

                         NOTES TO FINANCIAL STATEMENTS
   FISCAL YEARS ENDED AUGUST 28, 1993, AUGUST 27, 1994, AND AUGUST 26, 1995
     AND SIX MONTHS ENDED FEBRUARY 25, 1995 AND MARCH 2, 1996 (UNAUDITED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business and Business Risks--Cycle:Sat, Inc. (the "Company") is an 80%-owned subsidiary of the parent company, Winnebago Industries, Inc. ("Winnebago"). The Chairman of the Board (and his spouse) of Winnebago own the remaining 20% of the Company's common stock. The Company is a communications company primarily serving the advertising industry by providing high-speed distribution of national spot television and radio commercials in the United States. Distribution is accomplished via satellite transmission or delivery of tape via courier. The Company derives substantially all of its revenues from a group of services related to the production, duplication, storage and distribution of broadcast quality video and audio advertising and therefore considers itself to operate in a single industry segment.

  A substantial decline in the demand for, or average selling prices of, the Company's television advertising delivery services would have a material adverse effect on the Company's business, operating results and financial condition. Additionally, the Company is dependent upon certain significant customers (see Note 2) and its relationship with and continued support of the television stations in which it has installed communications equipment. Also, the Company's ability to remain competitive in an industry characterized by rapidly changing technology depends significantly upon the technological quality of its products and processes relative to those of its competitors. The Company has recently decided to invest in the conversion of its satellite network from analog to a digital format. There are risks that the conversion could be delayed due to events beyond the Company's control (e.g., financial or operational difficulties of one of the vendors involved) or that the Company will not achieve a significant degree of market share once the conversion is implemented, as certain of the Company's competitors are in various stages of similar conversions or market expansions.

  During fiscal 1995, the Company significantly expanded its distribution business with the acquisition of the Tape Film Industries division ("TFI") of MPO Videotronics, Inc. ("MPO"), as described in Note 11. Also, during fiscal 1995, the Company decided to abandon any further development and production of its flat antenna product, for which development activities commenced in fiscal 1993. All assets related to the abandoned product line, including license payments, inventory, property and equipment, and contract settlement payments totaling $673,457, were written off during fiscal 1995.

  Basis of Presentation--The accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company.

  Fiscal Period--The Company follows a 52/53-week fiscal year period ending the last Saturday in August. The financial statements presented for fiscal years ending August 28, 1993, August 27, 1994 and August 26, 1995 represent 52-week periods. The unaudited interim statements of operations and cash flows for the periods ended February 25, 1995 and March 2, 1996 represent 26-week and 27-week periods, respectively.

  Unaudited Interim Financial Statements--The balance sheet as of March 2, 1996, the statements of operations and cash flows for the six-month periods ended February 25, 1995 and March 2, 1996, and the statement of stockholders' equity for the six-month period ended March 2, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows and changes in stockholders' equity at March 2, 1996 and for the periods ended February 25, 1995 and March 2, 1996 have been made. The Company's operations are subject to seasonal factors with the greatest activity occurring in its first and fourth quarters which end in November and August. Accordingly, interim results are not necessarily indicative of the results that will be achieved for the fiscal year.

                                CYCLE:SAT, INC.

  Property and Equipment--Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the related assets or the terms of capital leases, generally three to six years. Accelerated depreciation methods are used for tax purposes wherever permitted.

  Revenue Recognition--The Company generally recognizes revenues when transmission and distribution services are provided. Satellite revenue is recognized upon completion of satellite transmission, and tape delivery revenue is recognized upon shipment.

  Inventories--Inventories are valued at the lower of cost or market, with cost being determined using the first in, first out (FIFO) method and market defined as net realizable value.

  Income Taxes--The Company records income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The statement requires the use of an asset and liability approach for financial accounting and reporting for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized (see Note 7 for further income tax information).

  Intangible Assets--Intangible assets are carried at cost and principally consist of goodwill and noncompete agreements related to the acquisition described in Note 11. Amortization is provided using the straight-line method over a ten-year period for goodwill and over a five-year period (equivalent to the terms of the agreements) for the noncompete agreements.

  Impairment of Long-Lived Assets--Management of the Company periodically reviews the carrying value of goodwill, covenants not to compete and other long-lived assets for potential impairment by comparing the carrying value of these assets with their related undiscounted, expected future net cash flows. Should the sum of the related undiscounted, expected future net cash flows be less than the carrying value, an impairment loss would be recognized, measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. To date, except for the impairment recognized in fiscal 1995 related to the flat antenna product, management has determined that no additional impairment of these assets exists.

  Fair Value Disclosures of Financial Instruments--The estimated fair values of the Company's revolving line of credit and long-term debt as of August 27, 1994 and August 26, 1995 approximate their respective carrying values due to the market-based floating interest rate of the line of credit and the recent issuance of the long-term debt.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. Actual results could differ from those estimates.

  Net Income (Loss) Per Common Share--Net income (loss) per common share is based on the weighted average number of common shares outstanding during each period. The total weighted average number of common shares outstanding has been adjusted to reflect the stock split in the form of a stock dividend effected on March 20, 1996 whereby each share of common stock became two shares of common stock (see Note 12).

  Assuming the line of credit, long-term bank term note and MPO promissory note discussed in Notes 4 and 5 were repaid as of the beginning of each period, or the date of issuance if later, using proceeds from shares being issued pursuant to the pending public offering of common stock, supplementary unaudited pro forma net income per common share would have been $0.04, $0.04, and $0.13 for the fiscal

                                CYCLE:SAT, INC.

year ended August 26, 1995 and the six-month periods ended February 25, 1995 and March 2, 1996, respectively. These computations assume the issuance of 691,667, 255,156 and 1,365,219 weighted average shares to retire the applicable debt during the fiscal year ended August 26, 1995 and the six-month periods ended February 25, 1995 and March 2, 1996, respectively.

  Reclassifications--Certain reclassifications have been made in the prior-year statements of operations to conform to the current-year presentation. Such reclassifications did not affect net income as previously reported.

2. SIGNIFICANT CUSTOMERS

  Customers comprising 10 percent or more of the Company's net sales in one or more of the periods presented are summarized in the table below. The percentages for the fiscal six month periods and the fiscal year ended August 26, 1995 are not comparable due to the six months ended March 2, 1996 including six months of TFI revenues, the six months ended February 25, 1995 not including any TFI revenues and the fiscal year ended August 26, 1995 including only 5 months of TFI sales due to TFI being acquired on March 31, 1995.

                                 FISCAL YEARS ENDED          SIX MONTHS ENDED
                           ------------------------------- ---------------------
                           AUGUST 28, AUGUST 27 AUGUST 26, FEBRUARY 25, MARCH 2,
                              1993      1994       1995        1995       1996
                           ---------- --------- ---------- ------------ --------
                                                                (UNAUDITED)
Customer A................     14%        11%       12%         14%         5%
Customer B................      5         13         6          11         --
Customer C................      8         10         6           8          3
Customer D................     11          8         5           8          3
Customer E................     --         --         9          --         19

  Total accounts receivable from customers comprising 10% or more of the Company's net sales in one or more of the periods presented were approximately, $2,028,000, $1,217,000, and $1,580,000 at August 27, 1994,
August 26, 1995 and March 2, 1996, respectively. The Company extends credit to its customers on an unsecured basis. TFI, acquired in March 1995 (see Note
11), has a customer (Customer E above) that, had the acquisition taken place at the beginning of fiscal 1995, would have comprised 15% of the combined pro forma sales of the Company and TFI for fiscal 1995.

3. PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                          AUGUST 27,   AUGUST 26,     MARCH 2,
                             1994         1995          1996
                         ------------  -----------  ------------
                                                    (UNAUDITED)
Satellite equipment..... $  2,240,218  $ 4,024,832  $  4,823,951
Tape duplication
 equipment..............    6,423,128    6,485,735     6,931,280
Computer, office, and
 other equipment........    1,094,375    1,699,738     2,400,213
Vehicles................      147,426      120,394        30,547
Leasehold improvements..      337,241      322,462       855,776
                         ------------  -----------  ------------
Total property and
 equipment, at cost.....   10,242,388   12,653,161    15,041,767
Accumulated
 depreciation...........   (6,409,730)  (8,828,894)  (10,376,428)
Deferred gain (see Note
 5).....................     (170,209)     (40,450)          --
                         ------------  -----------  ------------
Property and equipment,
 net.................... $  3,662,449  $ 3,783,817  $  4,665,339
                         ============  ===========  ============

                                CYCLE:SAT, INC.

  The Company leases equipment under capital leases expiring through fiscal 2000. Equipment under capital leases aggregated $7,618,804, $7,368,361, and $2,411,055 and related accumulated depreciation aggregated $4,978,440, $5,012,851, and $698,155 at August 27, 1994, August 26, 1995, and March 2,
1996, respectively. Total depreciation expense for equipment under capital leases was $1,141,664, $1,190,136, and $1,354,086 for fiscal 1993, 1994 and
1995, respectively. Total depreciation expense for equipment under capital leases was $650,025 and $507,640 for the six-month periods ended February 25, 1995 and March 2, 1996, respectively.

4. REVOLVING LINE OF CREDIT

  In February 1995, the Company entered into a $4,500,000 revolving line of credit with a bank which expires on January 31, 1997. Terms of the agreement limit the amount advanced to the lesser of $4,500,000 or the sum of 80% of the Company's eligible accounts receivable and 50% of its inventory (the "Borrowing Base"). Borrowings are secured by the Company's accounts receivable and inventory and are guaranteed by Winnebago. As of August 26, 1995, the Company had $274,000, of unused borrowings available. At March 2, 1996, the Company had no borrowings available under the line of credit due to borrowings exceeding the Borrowing Base by approximately $285,000. This amount was repaid to the bank after March 2, 1996. The agreement provides for an interest rate equal to the 90-day LIBOR rate plus 1.5% (9%, 7.38%, and 7.44% at August 27, 1994, August 26, 1995, and March 2, 1996, respectively) and is adjusted every 90 days. The revolving credit agreement and the long-term bank note payable (see Note 5) are subject to the same credit agreement which requires the Company to be profitable during fiscal years beginning in fiscal 1996 and prohibits a change in the majority ownership of the Company without the bank's consent. Management believes the Company will be able to comply with the debt covenants through fiscal 1996.

  See Note 12 regarding the Company's $2 million revolving line of credit agreement with Winnebago.

5. CAPITAL LEASE OBLIGATIONS AND LONG-TERM DEBT

  Capital Leases--The Company has entered into certain sale/leaseback agreements and additional capital lease arrangements for much of the Company's equipment. These leases have terms of five to six years and are guaranteed by Winnebago. The sale/leaseback transactions resulted in recording deferred gains of approximately $765,791 in fiscal 1990 which are being amortized over the terms of the applicable leases. The unamortized deferred gain at August 27, 1994, August 26, 1995, and March 2, 1996 was $170,209, $40,450, and $0,
respectively.

  Deferred Rent--The Company has a satellite transponder lease that requires scheduled rent increases over the term of the lease, which expires in 1997. Rent is being charged to expense on the straight-line method over the term of the lease. The Company has recorded a deferred rent obligation of $373,241 as of August 26, 1995 to reflect the excess of rent expense over cash payments since the inception of the lease.

                                CYCLE:SAT, INC.

  Future annual minimum lease payments under capital leases and deferred rent at August 26, 1995 are as follows:

                                                  CAPITAL   DEFERRED
                                                   LEASES     RENT     TOTAL
                                                 ---------- -------- ----------
Fiscal years ending August
  1996.......................................... $1,129,577 $262,836 $1,392,413
  1997..........................................    567,259  110,405    677,664
  1998..........................................    244,673             244,673
  1999..........................................    147,099             147,099
  2000..........................................     47,558              47,558
                                                 ---------- -------- ----------
Total minimum lease payments....................  2,136,166  373,241  2,509,407
Amounts representing interest (8.7% to 12.8%)...    231,066             231,066
                                                 ---------- -------- ----------
Present value of minimum lease payments.........  1,905,100  373,241  2,278,341
Less current maturities.........................    996,853  262,836  1,259,689
                                                 ---------- -------- ----------
Long-term portion of capital lease obligations
 and deferred rent.............................. $  908,247 $110,405 $1,018,652
                                                 ========== ======== ==========

  Long-Term Debt--Long-term debt is comprised of the following:

                                                         AUGUST 26,  MARCH 2,
                                                            1995       1996
                                                         ---------- -----------
                                                                    (UNAUDITED)
Bank term note, interest at 90-day LIBOR plus 2.5%
 (8.38% and 8.16% at August 26, 1995 and March 2, 1996,
 respectively), interest payable quarterly through
 August 1996, principal and interest payable quarterly
 from November 1996 through September 1999.............  $4,400,000 $5,400,000
Promissory note payable to MPO, interest at 8%,
 principal and interest payable quarterly through March
 1998..................................................   3,886,943  3,241,923
Obligation payable to executive, interest imputed at
 8%, principal and interest payable quarterly through
 March 1998............................................   1,318,753  1,099,840
Other..................................................      75,000     75,000
                                                         ---------- ----------
                                                          9,680,696  9,816,763
Less current maturities................................   1,787,769  2,709,873
                                                         ---------- ----------
Net long-term debt.....................................  $7,892,927 $7,106,890
                                                         ========== ==========

  All of the above long-term debt at August 26, 1995 was issued in connection with the acquisition of TFI (see Note 11).

  The bank note is secured by the same bank credit agreement and Winnebago guarantee discussed in Note 4. All other long-term debt is also guaranteed by Winnebago.

  The long-term debt agreements require all of the Company's long-term debt to be repaid within 30 days upon occurrence of certain defined events, including a change in control (as defined) of the Company.

  Future annual principal payments under long-term debt outstanding at August 26, 1995 are as follows:

      Fiscal years ending August
        1996......................................................... $1,787,769
        1997.........................................................  3,325,270
        1998.........................................................  3,077,913
        1999.........................................................  1,489,744
                                                                      ----------
          Total...................................................... $9,680,696
                                                                      ==========

                                CYCLE:SAT, INC.

6. OPERATING LEASES

  The Company has entered into various noncancelable operating leases. The Company also leases certain facilities, capital equipment, and other items from Winnebago. These operating leases expire at various dates through 1999. Rent expense for operating leases was as follows:

                              FISCAL YEARS ENDED           SIX MONTHS ENDED
                       -------------------------------- -----------------------
                       AUGUST 28, AUGUST 27, AUGUST 26, FEBRUARY 25,  MARCH 2,
                          1993       1994       1995        1995        1996
                       ---------- ---------- ---------- ------------ ----------
                                                              (UNAUDITED)
Winnebago............. $  740,071 $  224,928 $  111,681  $   57,863  $   51,274
Unrelated lessors.....  2,319,750  2,204,368  2,548,560   1,116,792   1,680,396
                       ---------- ---------- ----------  ----------  ----------
Total lease expense... $3,059,821 $2,429,296 $2,660,241  $1,174,655  $1,731,670
                       ========== ========== ==========  ==========  ==========

  Future annual minimum lease payments under operating leases existing at August 26, 1995, including the Company's new satellite transponder lease that is expected to become effective September 1996, are as follows:

      Fiscal years ending August
        1996....................................................... $2,811,862
        1997.......................................................  2,885,974
        1998.......................................................  2,780,556
        1999.......................................................  2,615,920
        2000.......................................................  2,589,456

7. INCOME TAXES

  The consolidated income (loss) of the Company is included in the consolidated federal and Iowa state tax returns of Winnebago with the income or loss of other eligible subsidiaries of Winnebago. Winnebago allocates income tax expense or benefits to the Company on a separate-return basis. The Company currently files state tax returns on a separate-company basis for all other applicable states.

  The provision (benefit) for income taxes differs from the amount computed by applying the federal statutory tax rate of 35% because of the effect of the following items:

                                               AUGUST 28,  AUGUST 27, AUGUST 26,
                                                  1993        1994       1995
                                               ----------  ---------- ----------
U.S. federal tax (benefit) at the statutory
 rate......................................... $(811,298)   $356,329   $(74,375)
State taxes, net of federal benefits..........     3,037      15,047     17,805
Nondeductible expenses........................     4,506       3,617     11,177
Change in valuation allowance.................   803,755    (374,993)    45,393
                                               ---------    --------   --------
    Total..................................... $     --     $    --    $    --
                                               =========    ========   ========

  As of August 26, 1995, the Company had intercompany federal and state tax loss carryforwards of approximately $31.9 million and $4.2 million, respectively. These intercompany tax loss carryforwards are available only as a result of the intercompany separate return allocation policy because Winnebago has already realized these tax benefits in its prior year's consolidated federal and Iowa returns. Under the policy, these intercompany tax loss carryforwards are available as long as the Company remains within Winnebago's consolidated tax return (which requires Winnebago to continue to own at least 80% of the Company's common stock) and must be utilized by the Company before they begin to expire in 2002. Assuming the Company's pending public offering is successful, the Company will no longer be eligible to participate in Winnebago's consolidated tax return filings and will be unable to realize the benefits of the

                                CYCLE:SAT, INC.

net operating loss carryforwards to offset against future taxable income. However, because the deferred tax assets related to these operating loss carryforwards are fully reserved by a valuation allowance, their elimination would be offset by a similar reduction in the valuation allowance, thereby having no impact on the financial position or results of operations of the Company.

  The following is a summary of the significant components of the Company's deferred tax assets as of August 27, 1994 and August 26, 1995:

                                                      AUGUST 27,   AUGUST 26,
                                                         1994         1995
                                                      -----------  -----------
Current:
  Bad-debt reserves.................................. $    25,561  $    19,527
  Miscellaneous reserves.............................      58,065      100,160
  Less tax asset valuation allowance.................     (83,626)    (119,687)
                                                      -----------  -----------
    Net current deferred tax asset................... $       --   $       --
                                                      ===========  ===========
Noncurrent:
  Federal tax loss carryforwards from intercompany
   tax allocation policy............................. $11,128,979  $11,178,382
  State tax loss carryforwards.......................     292,912      331,494
  Property basis differences.........................     176,674       79,545
  Deferred compensation..............................      27,144       45,620
  Less tax asset valuation allowance................. (11,625,709) (11,635,041)
                                                      -----------  -----------
    Net noncurrent deferred tax asset................ $       --   $       --
                                                      ===========  ===========

8. RELATED PARTIES

  The Company has recognized $77,726, $68,850 and $144,051 of revenues from Winnebago in fiscal 1993, 1994 and 1995, respectively, and $98,930 and $71,655 in the six-month periods ended February 25, 1995 and March 2, 1996, respectively.

  The Company periodically receives or pays advances to Winnebago (see Note
12). Interest on advances receivable from or payable to Winnebago is calculated at prime plus two percent. Net interest income on advances to Winnebago was $34,666, $8,689 and $0, during fiscal 1993, 1994 and 1995, respectively.

  Winnebago charges the Company monthly for certain operating expenses paid by Winnebago on behalf of the Company for 401(k) profit sharing plan contributions, payroll (until mid-fiscal 1993), health insurance, property insurance, and certain utilities as well as services provided directly by Winnebago. The Company was charged $2,077,179, $1,168,469 and $884,419 by Winnebago for these expenses during fiscal 1993, 1994 and 1995, respectively, and $422,800 and $480,282 during the six-month periods ended February 25, 1995 and March 2, 1996, respectively. Accounts payable to Winnebago relating to these expenses were $165,144, $64,047, and $85,343 at August 27, 1994, August 26, 1995, and March 2, 1996, respectively, and are included within accounts payable in the balance sheet.

  During the six-month period ending March 2, 1996, the Company sold certain equipment to a former employee for $225,000, recognizing a gain on the sale of approximately $97,000. The buyer obtained financing through a bank, the repayment of which is guaranteed by Winnebago.

                                CYCLE:SAT, INC.

9. EMPLOYEE RETIREMENT PLANS

  The employees of the Company are eligible to participate in a qualified profit sharing and contributory 401(k) plan and a stock bonus retirement plan for eligible employees sponsored by Winnebago. The plans provide for contributions to be determined by Winnebago's Board of Directors. Winnebago charges the Company for the Company's share of the matching contribution to the profit sharing and contributory 401(k) plan and the stock bonus plan. Total amounts expensed for contributions to these Winnebago plans were $82,836, $78,706 and $132,686, for fiscal 1993, 1994 and 1995, respectively, and $64,691 and $16,526 for the six-month periods ended February 25, 1995 and March 2, 1996, respectively.

  Winnebago also sponsors a nonqualified deferred compensation program which permits key employees of the Company to defer a portion of their compensation until their retirement. The retirement benefit to be provided is fixed based upon the amount of compensation deferred and the age of the individual at the time of the contracted deferral. Individuals generally vest at the age of 55, if they have a minimum of five years of service since their first deferral was made. Deferred compensation expense was $41,145, $31,616 and $52,790, during fiscal 1993, 1994 and 1995, respectively, and $26,395 and $20,495 during the six-month periods ended February 25, 1995 and March 2, 1996, respectively.

10. COMMITMENTS AND CONTINGENCIES

  The Company is a defendent in a lawsuit filed by a former employee related to certain software written by the employee for the Company. The suit seeks damages in an unspecified amount. The Company intends to vigorously defend against such claims.

  The Company is also party to various other legal proceedings incidental to its business operations, none of which is expected to have a material adverse effect on the financial condition or operations of the Company.

  In connection with the conversion to a digital satellite network, the Company has committed approximately $2.5 million during fiscal 1996 and fiscal 1997 to the purchase of digital encoding and decoding equipment.

11. BUSINESS ACQUISITION

  On March 31, 1995, the Company acquired certain assets of TFI from MPO, principally a tape distributor of television and radio commercials. The Company accounted for this transaction using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair value. The statement of operations for the year ended August 26, 1995 includes the operations of TFI for the period from April 1, 1995 through August 26, 1995.

  The total cost of the acquisition was approximately $10.7 million. Of this amount, $10.1 million was the price paid to the sellers and was comprised of $4.4 million in cash (financed by the Company with a long-term bank loan) and $5.7 million financed with a promissory note and two long-term obligations (see Note 5). The remaining $600,000 related to transaction costs incurred and liabilities assumed for employee benefits.

  Tangible assets acquired consisted of property and equipment valued at $150,000. Intangible assets acquired consisted of five-year noncompete agreements valued at $2.6 million ($2.5 million for the former president of TFI who is a senior vice president of the Company and $.1 million for MPO) and $8.0 million of goodwill, which are being amortized over five years and ten years, respectively.

                                CYCLE:SAT, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  Unaudited pro forma results of operations of the Company for the years ended August 27, 1994 and August 26, 1995 and the six months ended February 25, 1995, as if the acquisition had been completed at the beginning of the respective periods, are as follows:

                                                                     SIX MONTHS
                                                 YEARS ENDED           ENDED
                                           -----------------------  ------------
                                           AUGUST 27,  AUGUST 26,   FEBRUARY 25,
                                              1994        1995          1995
                                           ----------- -----------  ------------
Sales..................................... $30,760,172 $32,076,315  $16,051,474
Net income (loss).........................   1,170,477    (433,909)     112,321
Income (loss) per share................... $      0.17 $     (0.06) $      0.02

  The unaudited pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the businesses actually been combined during the periods presented. Nor is this information indicative of expected future results of operations.

12. SUBSEQUENT EVENTS

  On March 6, 1996, the Company's Board of Directors adopted the 1996 Equity Compensation Plan as an incentive for officers and other key employees, and reserved one million shares of common stock for future issuance under the Plan. Pursuant to the Plan, on April 10, 1996, the Board approved to grant options to purchase 390,000 shares of common stock at a price equal to the offering price of the common shares offered in connection with the Company's initial public offering. The granting of these options had no impact on the Company's historical earnings per share.

  On March 20, 1996 the Board of Directors authorized 5,000,000 shares of preferred stock.

  On March 21, 1996, the Company entered into an unsecured $2 million revolving credit agreement with Winnebago which expires September 20, 1996. The agreement requires interest at prime plus two percent on any borrowings.

  On March 20, 1996, the Board of Directors approved a two for one stock split in the form of a stock dividend which was effective on the same date. All references within the financial statements to number of shares, per share amounts and the statements of stockholders' equity have been restated to reflect the split.

  On March 20, 1996, the Board of Directors also approved a change in the par value of the Company's common stock, after the stock split, to $0.01 per share effective as of the filing date of the Company's amended Articles of Incorporation. All references to par value and all amounts related to par value have been restated to reflect this change.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Cycle:Sat, Inc.

  We have audited the accompanying divisional statements of operations and cash flows of Tape Film Industries ("TFI"), formerly a division of MPO Videotronics, Inc. ("MPO"), for the years ended December 31, 1992, 1993 and 1994. These divisional financial statements are the responsibility of the management of MPO and TFI. Our responsibility is to express an opinion on these divisional financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the divisional financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the divisional financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall divisional financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying divisional statements of operations and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Registration Statement on Form S-1 of Cycle:Sat, Inc.) as described in Note 1 to the divisional financial statements and are not intended to be a complete presentation of TFI's financial position.

  In our opinion, such divisional financial statements present fairly, in all material respects, the results of operations and cash flows of TFI for the fiscal years ended December 31, 1992, 1993, and 1994, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 13, 1996

                              TAPE FILM INDUSTRIES
                (FORMERLY A DIVISION OF MPO VIDEOTRONICS, INC.)

                      DIVISIONAL STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                                                 1992       1993       1994
                                              ---------- ---------- -----------
Revenues:
  Sales...................................... $9,913,635 $9,879,606 $10,008,579
  Other income, net..........................     63,574     51,635      44,413
                                              ---------- ---------- -----------
                                               9,977,209  9,931,241  10,052,992
Costs and expenses:
  Cost of sales..............................  5,900,663  5,509,378   5,663,910
  Selling, administrative, and general
   expenses..................................  2,787,391  2,792,605   2,837,166
                                              ---------- ---------- -----------
                                               8,688,054  8,301,983   8,501,076
                                              ---------- ---------- -----------
Net income................................... $1,289,155 $1,629,258 $ 1,551,916
                                              ========== ========== ===========
Pro forma provision for income taxes (Note
 1).......................................... $  549,600 $  684,100 $   650,400
                                              ========== ========== ===========
Pro forma net income (Note 1)................ $  739,555 $  945,158 $   901,516
                                              ========== ========== ===========




           See accompanying notes to divisional financial statements.

                              TAPE FILM INDUSTRIES
                (FORMERLY A DIVISION OF MPO VIDEOTRONICS, INC.)

                      DIVISIONAL STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                                            1992         1993         1994
                                         -----------  -----------  -----------
Cash provided by operating activities:
  Net income............................ $ 1,289,155  $ 1,629,258  $ 1,551,916
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization.......     210,361      148,822      117,208
    Loss on dispositions of property and
     equipment..........................                                 7,993
    Changes in operating assets and
     liabilities:
      Accounts receivable...............     526,367     (364,023)      17,043
      Inventories, prepaids, and other
       assets...........................     (28,733)      16,538       27,738
      Accounts payable..................      31,221     (186,332)     414,931
      Accrued liabilities...............    (221,720)     163,102      232,745
                                         -----------  -----------  -----------
        Net cash provided by operating
         activities.....................   1,806,651    1,407,365    2,369,574
Cash used by investing activities--
  Purchases of property and equipment...     (95,938)      (4,370)      (8,422)
Cash used by financing activities--
  Distributions to MPO..................  (1,710,713)  (1,402,995)  (2,361,152)
                                         -----------  -----------  -----------
Net change in cash......................         --           --           --
                                         -----------  -----------  -----------
Cash at beginning and end of year....... $     5,000  $     5,000  $     5,000
                                         ===========  ===========  ===========



           See accompanying notes to divisional financial statements.

                             TAPE FILM INDUSTRIES
                (FORMERLY A DIVISION OF MPO VIDEOTRONICS, INC.)

                   NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business--Tape Film Industries ("TFI") is primarily engaged in the business of duplication and distribution of national spot advertising to television stations throughout the United States. The Company also provides services for storage of videotapes containing television ads and programs for various customers.

  During 1992, 1993 and 1994, TFI was an operating division of MPO Videotronics, Inc. ("MPO"). In November 1994, MPO entered into an agreement to sell TFI to Cycle:Sat, Inc. ("Cycle:Sat"), an 80% owned subsidiary of Winnebago Industries, Inc. The sale was completed on March 31, 1995 (see Note
7).

  Basis of Presentation--The accompanying statements of operations and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and do not include any allocations of MPO's interest income/expense or income tax expense, but do include allocated operating expenses (see Note 6).

  Revenue Recognition--Revenues from duplication and distribution of video tapes are recognized when the services are performed. Revenues for storage of video tapes are recorded over the storage period.

  Depreciation and Amortization of Property and Equipment--Depreciation of property and equipment is provided over the estimated useful lives of individual classes of assets on a straight-line basis.

  The following annual rates of depreciation and amortization are in general use:

      Duplicating and other operating
       equipment......................... 10%-20%
      Office and delivery equipment...... 10%-20%
      Leasehold improvements............. Shorter of useful life or lease term

  Expenditures for maintenance and repairs are charged to earnings, and renewals/betterments are capitalized. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the asset and related accumulated depreciation accounts, and any profit or loss resulting therefrom is reflected in operations.

  Income Taxes--MPO elected to be taxed as an S corporation for federal and New York state income tax purposes. Under these regulations, TFI's income, as part of MPO's income, was reported on the tax returns of the MPO stockholders. Therefore, no provision for income tax has been shown in these divisional financial statements. However, effective April 1, 1995, TFI became a division of Cycle:Sat, which is taxed as a C corporation. A pro forma income tax provision has been provided to illustrate what the estimated tax consequences would have been had TFI been taxed as a C corporation on a separate return basis.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. Actual results could differ from those estimates.

2. SIGNIFICANT CUSTOMER

  One customer comprised 44%, 36% and 40% of TFI's revenue for 1992, 1993 and 1994, respectively. No other customers comprised 10% or more of the Company's revenues in any year.

                             TAPE FILM INDUSTRIES
                (FORMERLY A DIVISION OF MPO VIDEOTRONICS, INC.)

             NOTES TO DIVISIONAL FINANCIAL STATEMENTS--(CONCLUDED)

3. COMPENSATION AGREEMENT

  TFI had an employment agreement with the president of TFI. This agreement could be terminated by TFI upon notice of less than one year. The agreement provided for a fixed annual salary and profit participation in the earnings (as defined), in excess of stipulated amounts. The agreement also provided for severance pay in the event of early termination or death and for participation in the net gain in the event of sale of TFI (see Note 7).

  Compensation expense charged to operations in connection with this agreement was $495,367, $609,500 and $589,875 for the years ended December 31, 1992,
1993 and 1994, respectively.

4. RETIREMENT PLAN

  Eligible TFI employees were permitted to participate in MPO's salary reduction 401 (k) plan. TFI contributed an amount equal to 100% of the amount contributed by each participant up to a maximum of $2,500 per year. TFI incurred $86,538, $76,922, and $71,221 of expense in connection with this plan for the years ended December 31, 1992, 1993 and 1994, respectively.

5. LEASES

  At December 31, 1994, TFI was obligated under noncancelable operating leases on real property requiring future minimum annual rentals, exclusive of property taxes, to be paid by TFI, as follows:

                                                                         ANNUAL
                                                                        RENTALS
                                                                        --------
      1995............................................................. $402,179
      1996.............................................................  399,451
      1997.............................................................  369,443
      1998.............................................................  381,943
      1999.............................................................  394,443

  Rent expense amounted to $539,694, $571,488, and $595,798 for the years ended December 31, 1992, 1993 and 1994, respectively.

6. RELATED PARTIES

  TFI was allocated a portion of MPO's general overhead expenses for accounting services, computer systems support, and general and administrative costs for the corporate offices. Such allocations amounted to $692,345, $699,411, and $727,353 for the years ended December 31, 1992, 1993 and 1994, respectively. TFI's management believed that these allocations were reasonable; however, these allocations would not necessarily represent the amounts that would have been incurred on a separate company basis.

  TFI remitted all cash collected on trade receivables to MPO and drew all cash needed for daily operations and fixed asset purchases from MPO's bank account. Cash distributions to MPO in excess of amounts used for operations and fixed asset purchases totaled $1,710,713, $1,402,995, and $2,361,152 during the years ended December 31, 1992, 1993 and 1994, respectively.

7. SUBSEQUENT EVENT

  On March 31, 1995, certain assets and substantially all the operations of TFI were sold to Cycle:Sat by MPO for a total of $7,600,000, including $100,000 for an MPO five-year noncompete agreement. Of this amount, $3,325,000 was paid to MPO at closing, $4,200,000 was in the form of a three-year promissory note bearing interest at 8%, and $75,000 was in the form of a three-year, noninterest-bearing obligation. In connection with the sale, Cycle:Sat also paid $2,533,000 to TFI's president (subsequently employed by Cycle:Sat) for a covenant not to compete and an amount owed under the terms of a compensation agreement (see Note 3).

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   11
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Dilution..................................................................   14
Pro Forma Statement of Operations.........................................   15
Selected Financial and Operating Data.....................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
The Industry..............................................................   27
Business..................................................................   30
Management................................................................   39
Certain Transactions......................................................   42
Principal and Selling Shareholders........................................   44
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   46
Underwriting..............................................................   48
Legal Matters.............................................................   49
Experts...................................................................   49
Additional Information....................................................   50
Index to Financial Statements.............................................  F-1

                                 ------------

  UNTIL        , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,750,000 Shares

                                     LOGO
                                CYCLE:SAT, INC.

                                 Common Stock

                                 -------------

                                  PROSPECTUS

                                 -------------

                              Alex. Brown & Sons
                                 INCORPORATED

                          Wheat First Butcher Singer

                                          , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is a list of the estimated expenses to be paid by the Registrant and the Selling Shareholders in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

      SEC Registration Fee........................................... $ 19,332
      NASD Registration Fees.........................................    6,107
      Nasdaq National Market Fees....................................   42,464
      Printing and Engraving Expenses................................  150,000
      Legal Fees and Expenses........................................  175,000
      Accounting Fees and Expenses...................................  175,000
      Blue Sky Qualification Fees and Expenses.......................    5,000
      Transfer Agent and Registrar's Fees............................   15,000
      Miscellaneous..................................................  312,097
                                                                      --------
          Total...................................................... $900,000*
                                                                      ========

- --------
*Of this total, $720,000 will be paid by the Company and $180,000 will be paid by the Selling Shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Iowa Business Corporation Act confers broad powers upon corporations incorporated in Iowa with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. These provisions are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

  The Restated Articles of Incorporation of the Company contain a provision that eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for liability for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for unlawful distributions in violation of
Section 490.833 of the Iowa Business Corporation Act. Any repeal or amendment of this provision by the shareholders of the Corporation will not adversely affect any right or protection of a director existing at the time of such repeal or amendment.

  The Company's Restated Articles of Incorporation also contain a provision entitling officers and directors to be indemnified and held harmless by the Company against expenses, liabilities and costs (including attorneys' fees) actually and reasonably incurred by such person, to the fullest extent permitted by the Iowa Business Corporation Act.

  The Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, provides for indemnification by the Underwriters of the Registrant's directors, its officers who sign the Registration Statement and its controlling persons and by the Registrant of the Underwriters' directors and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  There have been no sales of unregistered securities of the Company in the last three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits are filed herewith:

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
        1.1    Form of Underwriting Agreement
       *3.1    Restated Articles of Incorporation of Cycle:Sat, Inc.
       *3.2    Bylaws of Cycle:Sat, Inc.
       *4.1(a) Credit Agreement by and among Cycle:Sat, Inc., Winnebago
               Industries, Inc. and Firstar Bank Cedar Rapids, N.A.,
               dated February 24, 1994.
       *4.1(b) First Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated January 31, 1995.
       *4.1(c) Second Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated November 2, 1995.
       *4.1(d) Third Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated January 2, 1996.
       *4.1(e) Guaranty Unlimited and Continuing by and between Firstar
               Bank Iowa N.A. and Winnebago Industries, Inc., dated Janu-
               ary 2, 1996.
       *4.1(f) Fourth Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated February 1, 1996.
       *4.2    Specimen of Common Stock Certificate
       *5.1    Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
      *10.1    Agreement for Sale of Digicipher(R) Transmission System
               DST-091 by and between
               Cycle:Sat, Inc. and Cable/Home Communication Corporation,
               dated January 31, 1996.
     *+10.2    GE-1 Satellite Ku--Band Transponder--Protected Transponder
               Service Agreement by and between GE Americom Communica-
               tions, Inc. and Cycle:Sat, Inc., dated March 3, 1995.
     *+10.3    K-2 Satellite Preemptible Transponder Service Agreement
               between GE Americom Communications, Inc. and Cycle:Sat,
               Inc., dated July 27, 1992.
      *10.4    Vyvx Master Television Service Agreement by and between
               Vyvx, Inc. and Cycle:Sat, Inc., dated April 29, 1992.
      *10.5    Lease Agreement by and between Winnebago Industries, Inc.
               and Cycle:Sat, Inc., dated August 15, 1995.
      *10.6    Satellite Playback Services Agreement by and between
               Cycle:Sat, Inc. and WJBK-TV, dated December 1, 1993.
      *10.7    Cycle:Sat, Inc. 1996 Equity Compensation Plan.
      *10.8    Credit Agreement by and between Cycle:Sat, Inc. and Winne-
               bago Industries, Inc., dated March 21, 1996.
      *10.9(a) Asset Purchase Agreement by and Between Cycle:Sat, Inc.
               and MPO Videotronics, Inc., dated November 16, 1994.
      *10.9(b) Nondisclosure and Noncompetition Agreement by and between
               Cycle:Sat, Inc. and MPO Videotronics, Inc., dated March
               31, 1995.

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
     *10.9(c)  Nondisclosure and Noncompetition Agreement by and between
               Cycle:Sat, Inc. and Charles A. Ahto, dated April 1, 1995.
     *10.9(d)  Employment Agreement by and between Cycle:Sat, Inc. and
               Charles A. Ahto, dated April 1, 1995.
     *10.9(e)  Continuing Guarantee Agreement by and between Winnebago
               Industries, Inc. in favor of MPO Videotronics, Inc., dated
               March 31, 1995.
     *23.1     Consent of Blackwell Sanders Matheny Weary & Lombardi L.C.
               (contained in Exhibit 5.1)
      23.2     Consent of Deloitte & Touche LLP
     *24.1     Powers of Attorney
      27.1     Financial Data Schedule

- --------
*Previously filed.

+Confidential treatment has been requested with respect to certain portions of such Exhibits pursuant to Rule 406(b) of the Securities Act of 1933 and, in accordance therewith, such portions of such Exhibits have been omitted and filed separately with the Securities and Exchange Commission. Redacted copies of such Exhibits have been filed herewith.

(b) The Financial Statement Schedules filed as part of this Registration Statement are as follows:

     SCHEDULE
      NUMBER                                 DESCRIPTION
     --------                                -----------
        II                                   Valuation and Qualifying Accounts

  All other schedules have been omitted because they are either not required, not applicable or the information is otherwise set forth in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, CYCLE:SAT, INC., HAS DULY CAUSED AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF FOREST CITY, STATE OF IOWA, ON THIS 29TH DAY OF MAY, 1996.

                                          CYCLE:SAT, INC.

                                                /s/ Loren A. Swenson
                                          By: _________________________________
                                                    Loren A. Swenson
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 29, 1996.

                                                /s/ Loren A. Swenson
                                          -------------------------------------
                                                    Loren A. Swenson
                                                       President,
                                          Chief Executive Officer and Director
                                              (Principal Executive Officer)

                                              /s/ Richard H. Leet, II
                                          -------------------------------------
                                                   Richard H. Leet, II
                                             Vice President, Chief Financial
                                                         Officer
                                               and Chief Operating Officer
                                           (Principal Financial and Accounting
                                                        Officer)

Charles A. Ahto*
Fred G. Dohrmann*
John K. Hanson*
Luise V. Hanson*
Bruce D. Hertzke*
Edward F. Barker*
Joseph M. Shuster*

A Majority of the Board of Directors*

                                                /s/ Loren A. Swenson
                                          -------------------------------------
                                                    Loren A. Swenson
                                                    Attorney-in-Fact
- --------------
*Loren A. Swenson, by signing his name hereto, does hereby sign this document on behalf of each of the above-named persons pursuant to powers of attorney duly executed by such persons.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

        COLUMN A           COLUMN B        COLUMN C        COLUMN D   COLUMN E
        --------          ---------- --------------------- --------- ----------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO            DEDUCTION BALANCE AT
                          BEGINNING   COST AND   BAD DEBT   CHARGE-     END
 PERIOD AND DESCRIPTION   OF PERIOD   EXPENSES  RECOVERIES   OFFS    OF PERIOD
 ----------------------   ---------- ---------- ---------- --------- ----------
Year Ended August 28,
 1993--
  Allowance for doubtful
   accounts receivable...  $248,978                         $66,143   $182,835
Year Ended August 27,
 1994--
  Allowance for doubtful
   accounts receivable...   182,835   $(89,600)              20,204     73,031
Year Ended August 27,
 1995--
  Allowance for doubtful
   accounts receivable...    73,031     16,705    20,271     54,215     55,792
  Accumulated
   amortization for
   goodwill..............              198,040                         198,040
  Accumulated
   amortization for
   noncompete agreements.              131,667                         131,667

                                 EXHIBIT INDEX

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
        1.1    Form of Underwriting Agreement
       *3.1    Restated Articles of Incorporation of Cycle:Sat, Inc.
       *3.2    Bylaws of Cycle:Sat, Inc.
       *4.1(a) Credit Agreement by and among Cycle:Sat, Inc., Winnebago
               Industries, Inc. and Firstar Bank Cedar Rapids, N.A.,
               dated February 24, 1994.
       *4.1(b) First Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated January 31, 1995.
       *4.1(c) Second Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated November 2, 1995.
       *4.1(d) Third Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated January 2, 1996.
       *4.1(e) Guaranty Unlimited and Continuing by and between Firstar
               Bank Iowa N.A. and Winnebago Industries, Inc., dated Janu-
               ary 2, 1996.
       *4.1(f) Fourth Amendment to Credit Agreement by and among
               Cycle:Sat, Inc., Winnebago Industries, Inc. and Firstar
               Bank Cedar Rapids, N.A., dated February 1, 1996.
       *4.2    Specimen of Common Stock Certificate
       *5.1    Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
      *10.1    Agreement for Sale of Digicipher(R) Transmission System
               DST-091 by and between
               Cycle:Sat, Inc. and Cable/Home Communication Corporation,
               dated January 31, 1996.
     *+10.2    GE-1 Satellite Ku--Band Transponder--Protected Transponder
               Service Agreement by and between GE Americom Communica-
               tions, Inc. and Cycle:Sat, Inc., dated March 3, 1995.
     *+10.3    K-2 Satellite Preemptible Transponder Service Agreement
               between GE Americom Communications, Inc. and Cycle:Sat,
               Inc., dated July 27, 1992.
      *10.4    Vyvx Master Television Service Agreement by and between
               Vyvx, Inc. and Cycle:Sat, Inc., dated April 29, 1992.
      *10.5    Lease Agreement by and between Winnebago Industries, Inc.
               and Cycle:Sat, Inc., dated September 1, 1995.
      *10.6    Satellite Playback Services Agreement by and between
               Cycle:Sat, Inc. and WJBK-TV, dated December 1, 1995.
      *10.7    Cycle:Sat, Inc. 1996 Equity Compensation Plan.
      *10.8    Credit Agreement by and between Cycle:Sat, Inc. and Winne-
               bago Industries, Inc., dated March 21, 1996.
      *10.9(a) Asset Purchase Agreement by and Between Cycle:Sat, Inc.
               and MPO Videotronics, Inc., dated November 16, 1994.
      *10.9(b) Nondisclosure and Noncompetition Agreement by and between
               Cycle:Sat, Inc. and MPO Videotronics, Inc., dated March
               31, 1995.
      *10.9(c) Nondisclosure and Noncompetition Agreement by and between
               Cycle:Sat, Inc. and Charles A. Ahto, dated April 1, 1995.

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
     *10.9(d)  Employment Agreement by and between Cycle:Sat, Inc. and
               Charles A. Ahto, dated April 1, 1995.
     *10.9(e)  Continuing Guarantee Agreement by and between Winnebago
               Industries, Inc. in favor of MPO Videotronics, Inc., dated
               March 31, 1995.
     *23.1     Consent of Blackwell Sanders Matheny Weary & Lombardi L.C.
               (contained in Exhibit 5.1)
      23.2     Consent of Deloitte & Touche LLP
     *24.1     Powers of Attorney
     27        Financial Data Schedule

- --------
*Previously filed.

+Confidential treatment has been requested with respect to certain portions of such Exhibits pursuant to Rule 406(b) of the Securities Act of 1933 and, in accordance therewith, such portions of such Exhibits have been omitted and filed separately with the Securities and Exchange Commission. Redacted copies of such Exhibits have been filed herewith.